CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CONFIDENTIAL

EXECUTION

Exhibit 10.3

SERVICES AGREEMENT

between

MEDNAX SERVICES, INC.

and

R1 RCM INC.

SERVICES AGREEMENT

This Services Agreement is entered into on May 12, 2021, and will be effective as of May 1, 2021 (the “Effective Date”), between Mednax Services, Inc. (“Client”), and R1 RCM Inc. (“R1”). Client and R1 are each sometimes referred to herein as a “Party”, and collectively, the “Parties.”

RECITALS

WHEREAS, Client desires to procure from R1, and R1 desires to provide to Client and the Service Recipients, revenue cycle management and related services through an outsourced model; and

WHEREAS, Client and R1 have engaged in negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Services Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the recitals above, the Parties hereby agree as follows:

I
DEFINITIONS
I.1
Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined).

“Adverse Judgment” means an adverse judgment, injunction, order, or decision made against a Party (or, in regards to Client, a Service Recipient) by a domestic or foreign national, state, county, municipal, local, territorial, or other government body, authority, department, agency, court, official or public or statutory person of competent jurisdiction.

“Affiliate” means, with respect to a legal person, any entity at any time Controlling, Controlled by or under common Control with such legal person.

“Aggregate In-Scope Base Year Cash” means, at any point in time, the sum total Fixed Individual Base Year Cash values of all then-currently existing Service Recipients receiving Services hereunder, as such values are to be set forth on Exhibit 3.6 on or prior to the Finalization Date (as defined in Exhibit 11.1-A). [***]

“Applicable Law” means any applicable declaration, decree, directive, order, ordinance, law, restriction, regulation or rule of or by any Governmental Authority, including the provisions of 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as “HIPAA” and Title XIII of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5(2009), commonly referred to as the “HITECH Act”, and the rules of all applicable regulatory agencies with jurisdiction over Client or any Service Recipient (including, but not limited to, the Center for Medicare and Medicaid Services (“CMS”)).

“Base Fee” has the meaning given in Exhibit 11.1-A.

“Baseline Cash” means the sum total of all Fixed Individual Base Year Cash values for all Service Recipient Entities as of the Effective Date, to be set forth on Exhibit 3.6 on or prior to the Finalization Date. The Baseline Cash is [***].

“Cash Collections” means the amounts adjudicated and posted against individual patient accounts as payments or posted to unapplied cash accounts through the provision of in-scope Services. The primary source of payment for in-scope Services is payments from third-party payors. In the event that collections related to specific patient activity are not posted/adjudicated at the patient account level, these payments are also included as part of Cash

Collections (e.g., lump-sum underpayment settlements or take-backs). For payors that have periodic interim payments, vouchered remittances will be considered cash.

“Client Competitors” means [***].

“Client Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow R1 and R1 Contractors to access and (a) use Authorized Space, Retained Systems, and other Client assets as provided in Article VII, (b) use the services provided for the benefit of Client under the In-Scope Agreements or third-party software licenses, or (c) use the Client Intellectual Property, all to the extent necessary for R1 to perform the Services.

“Client Data” means all data submitted, directly or indirectly, to R1 by Service Recipients or patients, or obtained or learned by R1 in connection with the Services provided by R1, including PHI; provided, however, that Client Data does not include (a) R1’s proprietary algorithms, methodologies and processes or (b) information or data created by R1 to support its operations (e.g., to create R1 financial, business or other business records).

“Control” and its derivatives means: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least fifty percent (50%) of the aggregate of all voting equity interest in an entity or (ii) equity interest having the right to at least fifty percent (50%) of the profits of an entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors of the entity; (c) the right to control, directly or indirectly, the management or direction of the entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an entity (or one of its Affiliates) of the position of sole general partner.

“Designated Employees” has the meaning given in Exhibit 10.1.

“Employment Effective Date” has the meaning given in Exhibit 10.1.

“Federal Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by the United States Government (other than the Federal Employees Health Benefits Program), including any State health care program that receives funding from the United States Government.

“Fixed Individual Base Year Cash” means, for each Service Recipient, (a) for any Service Recipient existing as of the Effective Date, the Cash Collections associated with such Service Recipient during the Baseline Year, to be set forth on Exhibit 3.6 on or prior to the Finalization Date, or (b) for any Service Recipient added by Client pursuant to Section 5.1, the Cash Collections for the Acquired Service Recipient in the [***], as added to Exhibit 3.6 by amendment thereof; provided, however, that the Parties may agree [***].

“Governmental Approvals” means all licenses, consents, permits, approvals and authorizations from any Governmental Authority, or any notice to any Governmental Authority, that are required by Applicable Law, including any regulatory framework to which Client or any Service Recipient is required to submit or voluntarily submits from time to time, for the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any federal, state, municipal, local, territorial or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international with jurisdiction over the Parties.

“Implementation Plan” means the initial, non-binding implementation plan providing a high-level overview of the transition of the Services to R1.

“Improvement Fee” has the meaning given in Exhibit 11.1-B.

“In-Scope Specialty Field” means the women’s and children’s specialty field.

“Intellectual Property” means the Client Intellectual Property or the R1 Intellectual Property, as the context requires.

“Intellectual Property Rights” means any and all intellectual property rights anywhere in the world, including (a) patents and patent applications; (b) trademarks, service marks, and all registrations and applications for registration thereof; (c) copyrights and all registrations and applications for registration thereof; (d) trade secrets, know-how and confidential information; (e) internet domain name registrations; (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Material Adverse Effect” means any change, event or effect that, when taken individually or together with all other related adverse changes, events or effects, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or condition, financially or otherwise, taken as a whole, of a Party; provided, however, that a “Material Adverse Effect” shall not include any change or effect: (a) in general economic or business conditions; (b) in financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (c) in national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) affecting generally the industries or markets in which such Party operates; (e) related solely to the announcement or consummation of the matters contemplated by this Services Agreement; (f) resulting from the identity or business plans of such Party or any of its Affiliates; (g) resulting from any act taken by such Party in accordance with this Services Agreement; (h) resulting from changes in Applicable Law; or (i) resulting from changes in reimbursement rates, including but not limited to changes in any reimbursement policies or fee schedules by Federal Health Care Programs.

“Phase 1 Services” has the meaning given in Exhibit 3.1.

“Phase 2 Services” means front end services for office-based Service Recipients, as further described in Exhibit 3.1.

“R1 Competitor” means [***].

“R1 Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow (a) R1 and R1 Contractors to use the R1 Technology, R1 Intellectual Property Software and any assets owned or leased by R1, and (b) R1 and R1 Contractors to (i) use any third-party services retained by R1 to provide the Services during the Term, (ii) grant the licenses contemplated by Article VI and Article XIII and (iii) assign to Client the Client Deliverables.

“R1 Contractors” means a third party engaged by R1 to perform a portion of the Services on R1’s behalf, excluding any third-party vendors who indirectly support the Services or who provide general operational, administrative, technical or similar services for R1’s business, even though they may support R1’s provision of the Services.

“R1 Technology” means the proprietary software applications, including source code, APIs (application programming interfaces), automated functionality, portals, design, data structures, services, objects and any documentation, reports or other materials or business methods used by R1 in providing the Services.

“Service Recipient” means all clinicians or clinician groups who are (a) owned or employed by Client or its Affiliate, or (b) receiving revenue cycle services from Client or its Affiliate pursuant to contractual agreements between such groups and Client or its Affiliate (e.g., under a management services agreement). Unless otherwise set forth herein or otherwise derived from context, Service Recipient shall mean only those clinicians and clinician groups receiving Services hereunder.

“Service Recipient Entity” means [***].

“Similar Services” means [***].

“Transitioned Employees” has the meaning given in Exhibit 10.1.

II
STRUCTURE AND APPROACH
.2
Services Agreement. The body of this Services Agreement and all exhibits, schedules, appendices, annexes, and/or other attachments attached hereto and referenced herein (collectively, this “Agreement” or “Services Agreement”) set forth terms and conditions pursuant to which R1 will render the Services to the Service Recipients in the In-Scope Specialty Field. Without limiting the above, this Services Agreement includes each of the following, all of which are incorporated into this Services Agreement by this reference:

Exhibit 3.1 Services

Exhibit 3.4 R1 Contractors

Exhibit 3.5 Service Levels

Exhibit 3.15 In-Flight Projects

Exhibit 4.1 Initial Implementation Timeline

Exhibit 10.1 Designated Employee Terms

Exhibit 10.2 Key Personnel

Exhibit 11.1 Charges for Services

Exhibit 11.1-A Base Fee

Exhibit 11.1-B Improvement Fees for Services

Exhibit 12.1 In-Scope Agreements

Exhibit 14.1 Information Security Requirements

Exhibit 22.1 Disaster Recovery Requirements

.3
References to Contract Documents. References to any Exhibit or Section to this Services Agreement shall include all documents subsidiary to such Exhibit or Section (e.g., Section 11.1 includes Exhibit 11.1-A and 11.1-B, etc.).
III
SERVICES AND SERVICE RECIPIENTS
.4
Services. The Parties hereby agree that, in cooperation with Client and subject to the remainder of this Section 3.1, R1 will provide the services, functions, processes, and responsibilities described or identified in Exhibit 3.1, as may be amended, supplemented, enhanced, modified or replaced in accordance with this Services Agreement (the “Services”). R1 shall provide the Services to the Service Recipients in the In-Scope Specialty Field. As of the Commencement Date, R1 will provide to the Service Recipients all Services listed and identified as “Phase 1” in Exhibit 3.1 (“Phase 1 Services”). The “Phase 2 Services” are described and designated in Exhibit 3.1 as Phase 2 Services. Client may elect to commence Phase 2 Services during the Term by providing R1 with at least [***] written notice prior to the date on which Client seeks Phase 2 Services to begin (the “Phase 2 Commencement Date”); provided, however, that: (a) the Phase 2 Commencement Date must be between, and inclusive of, [***]; and (b) once designated by Client, any delay or other modification of the Phase 2 Commencement Date shall be subject to mutual agreement of the Parties. The Phase 2 Services will be considered part of the Services for the purposes of this Services Agreement beginning on the Phase 2 Commencement Date, subject to amendment of the Services Agreement pursuant to Section 23.11 to add and modify terms and conditions relevant to the performance and receipt of the Phase 2 Services. For clarity, until the Phase 2 Commencement Date (if any), the term “Services” shall be deemed to exclude any Phase 2 Services.
.5
Commencement Date. R1 shall provide (a) the Phase 1 Services beginning upon the Effective Date (the “Commencement Date”), and (b) the Phase 2 Services beginning upon the Phase 2 Commencement Date, with both Phase 1 Services and Phase 2 Services ending on the expiration or earlier termination of the Term, subject to the provision of any Termination Assistance under Section 20.10.
.6
Appointment. Client hereby appoints R1 as the exclusive provider of the Services and services of the type, nature and substance contemplated by the Services for all Service Recipients that are within the In-Scope

Specialty Field, including any new or acquired Potential Recipients in accordance with Section 3.6 and Article V, but subject to any exceptions or clarifications set forth in this Services Agreement, and R1 accepts such appointment and agrees to provide the Services on the terms and under the conditions stated herein. R1 acknowledges that Client or the Service Recipients either themselves perform, or have engaged other vendors to provide, other portions of the overall revenue cycle management process (e.g., coding, self-pay collections), and that R1’s exclusivity is limited to solely the in-scope Services. As of the Commencement Date, the following recently-acquired entities are excluded from the exclusivity provision in this Section 3.3 solely for the specified durations: [***].
.7
Competent Performance of Services; Subcontractors. R1 shall perform the Services, including through its applicable Affiliates and R1 Contractors, in a professional and workmanlike manner by competent personnel having appropriate knowledge, experience and skill and in accordance with all Applicable Laws, rules and regulations, as more fully set forth in Article XVI; provided, however, that R1 shall be responsible for the performance of the Services in accordance with this Services Agreement even if such Services are actually performed or dependent upon services performed by Affiliates of R1 or R1 Contractors. R1 shall be permitted to subcontract or delegate the performance of the Services to (a) its Affiliates, (b) R1 Contractors set forth in Exhibit 3.4 and subject to certain conditions unique to certain R1 Contractors as set forth on Exhibit 3.4, and (c) upon prior written notice to Client, any other third party, subject to the requirements of this Section 3.4.
.8
Service Levels and Other Performance Standards. R1 shall perform the Services so as to meet or exceed the performance standards designated as the “Service Levels” set forth in Exhibit 3.5. If R1 fails to provide the Services in accordance with any of one or more Service Levels, without limiting Client’s other remedies, R1 will incur the Service Level credits (“Service Level Credits”) as identified in Exhibit 3.5; provided, however, that any such failure shall not, by itself, be deemed a breach of this Agreement for purposes of Section 20.3. Service Level Credits will be calculated in accordance with the procedure set forth in Exhibit 3.5.
(a)
On a continuous basis, subject in all respects to R1’s reasonable judgment, R1 shall also: (i) identify ways to improve the Service Levels; and (ii) identify and apply techniques and tools from other installations within its operations that would benefit Client either operationally or financially. Any changes to the Service Levels are subject to Client’s prior written approval.
(b)
R1 shall perform all Services without expressly defined Service Levels in a timely and efficient manner, using standard methodology and tools, and with at least the same degree of accuracy, high quality, completeness, timeliness, responsiveness and efficiency as the higher of: (i) the level provided prior to the Commencement Date by or for the Service Recipients; and (ii) levels provided by comparable vendors of Similar Services to customers similar in size and scope as Client.
(c)
R1 shall provide Client with [***] reports on R1’s compliance with the Service Levels. R1 shall implement measurement and monitoring tools and procedures to measure R1’s performance of the Services and report on such performance at a level of detail that is sufficient to verify compliance with the Service Levels.
(d)
If R1 anticipates that it may fail to meet a Service Level, R1 shall promptly inform Client of the anticipated failure and, at reasonable time intervals determined by Client, update Client thereafter on its efforts to avoid the anticipated failure. If R1 fails to provide the Services in a manner that meets or exceeds any Service Level, R1 shall: (i) promptly perform a root-cause analysis and identify the problems causing the failure; (ii) report to Client on the nature and scope of the problems identified; (iii) correct the problems as soon as practicable and resume meeting the Service Levels; (iv) advise Client of the progress of correction efforts at reasonable stages determined by Client; and (v) demonstrate to Client that all reasonable action has been taken to prevent a recurrence of the Service Level default.
.9
Covered Service Recipients. R1 shall be obligated to provide the Services to only those Service Recipients within the In-Scope Specialty Field, and, notwithstanding anything to the contrary herein, only the Service Recipients within the In-Scope Specialty Field actually receiving Services from R1 shall have any of the rights conferred upon Service Recipients pursuant to this Services Agreement. If Client adds new Service Recipients in the In-Scope Specialty Field to receive Services hereunder, including in connection with Section 5.1, such addition is subject to R1’s right to (a) equitably adjust the Charges pursuant to the terms of Section 11.1, (b) prepare an implementation and transition plan with respect to any additional Service Recipients, and (c) set a date for the commencement of Services with respect to such additional Service Recipients that will allow R1 to have a reasonable amount of time for the implementation and transition of Services for any such additional Service Recipient. This Section 3.6 is subject to the Acquisition and Divestiture process set forth in Article V below. On or prior to the Finalization Date (as defined in Exhibit 11.1-A), the Parties shall amend this Agreement by attaching an Exhibit 3.6 that will set forth (x) the Baseline Cash figure, and (y) the Fixed Individual Base Year Cash for all Service Recipient Entities existing as of the Finalization Date.
.10
New Services. Without limiting the amendment process set forth in Section 23.11 below, the Parties agree that this Services Agreement may be amended to add, remove or change Services, as set forth in this Section 3.7 and by executing a work order (“Work Order”) (a “Service Change”). For purposes of clarity, (a) each such Work Order shall not be effective unless signed in writing by each Party and shall only take place on the effective date set forth in such order, and (b) the addition of Phase 2 Services shall not be considered a Service Change for purposes of this Section 3.7, and no Work Order will be required to add the Phase 2 Services, which may be added to the Services pursuant to Section 3.1. The Party proposing a Service Change will provide the other Party with a written proposal, describing the proposed change, the anticipated effect that change will have on this Services Agreement, any applicable Work Order, Exhibits and/or the Services, and the rationale for such change. The Parties acknowledge that any addition to, removal of, or changes to the Services may result in additional, decreased, or modified fees (except as set forth in the following sentence) which shall be set forth with specificity in each Work Order or via an amendment within the Work Order to the fee exhibits attached to this Services Agreement. If R1 proposes that a change to the Services will result in increased fees, R1 must first show evidence of its increased costs based on the proposed change, and R1 has no obligation to perform, and Client has no obligation to pay for, any additional or modified Services absent written agreement by the Parties with respect thereto.
.11
Authority. Client hereby represents and warrants during the Term that it (a) has and will have the authority to contract with R1 for the provision of Services to the Service Recipients, (b) has and will have the authority to, and will enforce, the exclusivity described in Section 3.3, and (c) with respect to this Services Agreement and solely as between R1 and Client, will be responsible for all acts and omissions of all Service Recipients.
.12
Service Locations. The Services may be performed by R1 personnel from [***]. During the Term, R1 will provide Client with a list of all then-current location addresses from which Services are performed (excluding private residences) and the type of Service(s) performed within such country, and R1 will update this list as necessary to reflect changes in its Service delivery approach.
.13
Scope of Services. In addition to the services, functions, responsibilities and tasks expressly described in the scope of Services in Section 3.1, the (a) services, functions, responsibilities and tasks that were performed by the Designated Employees in support of performing Similar Services on a consistent or routine basis during the [***] preceding the Effective Date, and (b) services, functions, responsibilities and tasks that are reasonably required for, or inherent in, the proper performance and provision of the expressly described Services are all deemed to be included in such Services as if expressly described.
.14
Responsibility for Resources. Except as otherwise expressly provided in this Agreement, R1 is responsible for providing the facilities, personnel, equipment, software, technical knowledge, expertise and other resources R1 deems necessary to provide the Services.
.15
Reports. R1 shall provide to Client online access, including “drill to detail” capability, to its various analytics products, R1 Analytics and R1 Gateway (“Analytics Tools”). The Analytics Tools will contain, at a minimum, standard operating reports and metrics needed to efficiently perform the Services and give Client visibility into the current performance. Additionally, R1 will customize dashboards for Client in its Analytics Tools which minimally provide similar or better visibility on performance as do Client’s current RCM reports, data, dashboards, metrics (collectively, “RCM Operating Reports”). RCM Operating Reports will be available in an exportable and printable format, and R1 will distribute them to Client on a monthly basis. If such RCM Operating Reports cannot be reasonably converted to an online dashboard or in R1’s Analytics Tools, then R1 shall provide such visibility via manual reporting. [***]. For each report, on Client’s reasonable request, R1 will provide Client with the following: (a) raw data captured or generated from various systems, data feeds and other data sources from which R1 generates the reports (e.g., manually generated record information) (collectively, the “Raw Data”); and (b) Raw Data that R1 has altered, manipulated or refined to generate reports, provide certain data views or otherwise meet its obligations under this Agreement.
.16
Notice of Adverse Impact. If R1 becomes aware of (a) any situation that has negatively impacted (or reasonably could negatively impact) the maintenance of Client’s internal controls or compliance with Applicable Laws or Client’s physical security, information security or other policies or procedures described in this Agreement; (b) any situation that has had or reasonably could have any other material adverse impact on the Services (including a potential forthcoming Force Majeure Event, any delay in delivery or performance, change in Control or change in legal form of R1, or infringement of third-party rights); or (c) any other act, omission or development which would be important for Client to be aware of in order to take precautions to prevent an adverse effect to its businesses or reputation, then R1 shall promptly inform Client of the situation. R1’s written notice to Client shall, as appropriate or applicable, inform Client of the impact or expected impact and, if reasonably requested by either Party, R1 and Client shall meet to formulate and implement an action plan to minimize or eliminate the impact of such situation.
.17
Cooperation with Third Parties. The performance of Services may involve work with other third-party service providers, companies, consultants, advisors and contractors of Client or Service Recipients. R1 shall perform the Services in accordance with reasonable guidance provided by Client and shall work diligently with such third parties for the purposes of the fulfillment of the Services. For the avoidance of doubt, such companies, consultants, advisors or contractors of Client are not authorized to bind Client in any way or enter into any commitments on behalf of Client. R1 shall treat Confidential Information received from such third-party service providers, companies, consultants, advisors and contractors in connection with the provision of Services as Client’s Confidential Information subject to the terms of this Agreement.
.18
[***].
IV
IMPLEMENTATION OF SERVICES
.19
Implementation. R1 will implement transition services as needed for the successful transition to the Services and the R1 shared service centers and for the transition of the Designated Employees to R1, and R1 will endeavor to do so in accordance with a non-binding (a) Implementation Plan that R1 will provide Client on or around the Commencement Date, and (b) preliminary timeline attached as Exhibit 4.1. The initial Implementation Plan describes R1’s proposed implementation of Phase 1 Services. After the Effective Date, the Parties may mutually agree on adjustments to the Implementation Plan with the understanding that the Implementation Plan remains a non-binding set of principles and timelines formulated in good faith, and any failure by a Party to perform any part thereof shall not be construed to be a breach of this Agreement. The R1 Executive Sponsor and the Client Executive Sponsor will each have responsibility for managing his or her Party’s personnel and obligations in implementing a successful transition to the Services, including employee transition issues, communication issues, technology transition issues, data and security requirements, third-party consents which are required in connection with the commencement of Services consistent with the Exhibits to this Services Agreement, and to the extent any Exhibits are not completed as of the Effective Date the finalization of such Exhibits. Each Party shall provide any data and information reasonably necessary for the successful completion of the transition.
.20
Communication Plan. The Parties agree and understand that the appropriate communication of this transition to the Services is critical to the success of the initiatives outlined in this Services Agreement, and therefore will mutually develop and agree to a communication plan. The Parties will mutually coordinate any communications in accordance with the communication plan in advance of the formal transition announcement and the Parties will share copies of any proposed communications and agree to the form and substance thereof in advance of any official release. For clarity, each Party has the final approval authority on the internal communication plan and proposed internal communications for their respective organizations.
.21
Alignment with Personnel Transition. The initial Services to be provided starting as of the Commencement Date must be aligned with the Client personnel transition process in Section 10.1 and Exhibit 10.1.

V
ACQUISITIONS AND DIVESTITURES
.22
Acquisitions; New Potential Recipients.
(e)
Subject to Applicable Law, Client shall promptly notify R1 if Client or any Client Affiliate contracts to acquire (whether by purchase of stock or assets, merger, operation of law, or otherwise), creates, or otherwise assumes Control over, or enters into a management services agreement including the provision of revenue cycle services with (collectively, “Acquires” including all corollary forms thereof), any new clinical group, practice group or other health care provider entity operating within an In-Scope Specialty Field (each a “Potential Recipient”); provided, however, that Client is only obligated to have R1 perform the Services for a Potential Recipient (i) if the Potential Recipient operates within an In-Scope Specialty Field, (ii) if Client declines to provide Similar Services directly to the Potential Recipient (i.e., either by itself or through its Affiliate but not through any third party), and (iii) once the Potential Recipient’s existing contract, if any, with a third-party vendor of Similar Services has expired or terminated as provided in Section 5.1(c). Client may elect to provide information about the Potential Recipient that is redacted or masked to keep the identity of the Potential Recipient anonymous. [***]. R1 will keep information about the event resulting in such new Potential Recipient strictly confidential, and limit the internal disclosure of that information to only those who strictly need to know, until the information becomes publicly known. Exhibit 11.1-A shall address the circumstances under which the addition of any Potential Recipient as a Service Recipient to receive Services hereunder may result in a change in the Charges.
(f)
If Client, or a Client Affiliate, if applicable, Acquires a Potential Recipient that is performing for itself (or has an Affiliate perform for it), or does not then-currently perform or contract for, Similar Services, [***], then as soon as reasonably practicable in Client’s reasonable judgment after such acquisition (or other transaction) is closed (but by no later than the date that is [***] months after the closing of the transaction through which the applicable acquisition or assumption of Control occurs), Client, or if applicable a Client Affiliate, shall cause the Potential Recipient to transition such Similar Services to R1 consistent with the agreed parameters for adding Potential Recipients as provided in and subject to Section 3.6 and Exhibit 11.1-A. Upon transition of the Potential Recipient, R1 will provide the Services to such Potential Recipient on the terms and conditions stated herein.
(g)
[***].
(h)
Notwithstanding anything to the contrary herein, R1 shall not be obligated to provide, and Client shall not be obligated to have R1 provide, the Services to any Potential Recipient that is not operating within the In-Scope Specialty Field unless the Parties mutually agree to do so and enter into an amendment to this Services Agreement addressing any necessary changes to the terms hereof.
.23
Divestitures. Client shall provide prompt notice to R1 of any sale or divestiture (to an unaffiliated third party) (whether by sale of stock or assets, merger, operation of law, or otherwise) or other loss of Control or termination (either termination of the applicable management services agreement) (collectively, a “Divestiture” including all corollary forms thereof) of a Service Recipient Entity that is then-currently receiving the Services (upon any such sale, divestiture, loss of Control, or termination, the “Divested SRE”). If Client or a Client Affiliate Divests a Divested SRE that is then-currently receiving Services, Client shall provide R1 with no less than sixty (60) days’ notice prior to the closing of such sale, divestiture, or other triggering event (or such shorter period, including after the closing or triggering event, as may be required by Applicable Law) (the “Required Divestiture Election Notice Period”); provided, that Client shall provide notice to R1 in accordance with Section 5.2(a) below for any sale, divestiture, or other triggering event for which Client elects to cease the provisions of Services. R1 will keep information about the foregoing strictly confidential and limit the internal disclosure of that information to only those who strictly need to know, until the information becomes publicly known.
(i)
Divestiture Options. The notification (the “Divestiture Election Notice”) shall set forth [***].
(j)
[***].
(k)
[***].

(l)
[***].
(m)
[***].
.24
Divestiture to an Affiliate. If Client sells or divests any Service Recipient to an Affiliate of Client, (i) Client shall provide R1 with prompt written notice of such sale or divestiture, and (ii) such Client Affiliate shall continue receiving Services from R1 for such Divested SRE after the closing of such sale or divestiture for the remainder of the Term and Client shall ensure that the terms and conditions of this Services Agreement continue to apply thereto.
.25
Divestiture of all Service Recipient Entities. If all of the then-current Service Recipient Entities are sold or divested by Client to an unaffiliated third party, then this Services Agreement will terminate unless Client assigns this Services Agreement to the purchaser of the Service Recipient Entities in accordance with Section 23.6. [***].
VI
TECHNOLOGY
.26
R1 Technology. In connection with the implementation of its revenue cycle operating model, and in a collaborative fashion with Client and consistent with the Implementation Plan, R1 will deploy its management staff and subject matter experts and implement the R1 Technology and R1 operating methodology with agreed Service Recipients, and train the Service Recipients at no charge on those items in connection with their receipt of Services. R1 acknowledges that R1 will be required to use certain Retained Systems (as of the Effective Date) in tandem with R1 Technology to deliver Services to certain Service Recipients. R1 may update the R1 Technology [***]. R1 will also make reasonable efforts to ensure that updates of R1 Technology remain compatible with Retained Systems.
.27
Software and Services License. As part of the Services under this Services Agreement, R1 will provide and hereby grants to Client and the Service Recipients, during the Term, a non-exclusive, non-transferable (except as provided under Section 23.6), non-sublicensable license to access and use the R1 Technology, and any other R1 software, R1 Intellectual Property, processes, methodologies, works of authorship and technology which are made available to Client or Service Recipients in connection with the Services (collectively, the “R1 Solution”), by and through the Client Users solely for Client’s and the Service Recipients’ internal business activities and purposes relating to its revenue cycle operations or any other activity or purpose ancillary to those revenue cycle operations (the “Software and Services License”). A “Client User” means each Service Recipient’s employees and each Service Recipient’s Consultants designated by the Service Recipient to use the R1 Technology; provided, however, that with respect to Service Recipient’s Consultants this is subject to Section 9.1(d). The Software and Services License will continue after termination of this Services Agreement until the end of the Termination Assistance, after which it will terminate, and Client will cease all use of the R1 Solution.
.28
Access Credentials. R1 will permit access to the R1 Technology software [***] solely through the use of Access Credentials assigned to the Client Users. “Access Credentials” means any unique user identification and password combination or other security code, method, or device used to verify a Client User’s identity and authorization to access and use the R1 Technology Access Credentials will be deemed Confidential Information of both Parties. R1 may review, monitor, and record Client’s use of R1 Technology to the extent permitted by law.
.29
Authorization Limitations and Restrictions. Client shall not, and shall not permit any other person or entity to, access or use the R1 Technology, except as expressly permitted by this Services Agreement. For clarity, Client shall not:
(n)
copy, modify or create derivative works or improvements of the R1 Technology or any part thereof;
(o)
sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the R1 Technology to any third party;

(p)
reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to discern or gain access to the source code of the R1 Technology; or
(q)
input, upload, transmit or otherwise provide any unlawful or injurious information or materials to the R1 Technology, including any virus, worm, malware, or other malicious computer code.
.30
Protection of Access Credentials. Each Party will promptly notify the other Party of any actual or suspected misuse or security breach involving any Access Credentials.
.31
Changes to the R1 Technology. Subject to the requirements in Section 6.1, R1 reserves the right to make any changes to the R1 Technology or specifications that it deems necessary or useful; provided, however, that any such changes do not materially degrade the function or performance of the R1 Technology or the Services, or the usefulness of the foregoing to Client or any Service Recipient. In providing the Services, R1 will endeavor to continually improve its technology and processes to allow Client to take advantage of technological and process advances related to the Services.
.32
Suspension or Termination of Access. R1 may suspend or otherwise deny Client or any Client User access to or use of all or any part of the R1 Technology, without any resulting obligation or liability, if a suspension is necessary to mitigate or otherwise prevent Client’s or a Client User’s ongoing violation of Applicable Law or, in R1’s reasonable discretion, an imminent security threat to the R1 Technology. R1 will, to the extent reasonably practicable, tailor the scope of the suspension to only those Client Users who are causing, or directly impacted by, the issue giving rise to the permitted suspension. This Section 6.7 does not limit any of R1’s other rights or remedies, whether at law or in equity.
.33
Client IT Obligations.
(r)
In providing the Services, R1 shall not, without the prior written consent of Client, undertake any actions with the knowledge that such actions are reasonably likely to adversely affect (a) the operation, functionality or technical environment of the software and hardware used by or on behalf of Client in connection with their businesses (“Retained Systems”) or (b) the processes used by Client in connection with their businesses. The Parties will work together to reasonably resolve any inadvertent adverse effects described in clause (a) or (b) above.
(s)
Client will work with R1 and keep R1 informed of any anticipated changes to Retained Systems to the extent that those changes may impact the Services. The Parties will work together to reasonably resolve any impact by such changes on the Services, including any changes that result or could reasonably be expected to result in a material decrease in functionality, efficiency, quality or other significant negative effect as compared to the Retained Systems existing as of the Effective Date, or reasonably would require R1 to take efforts to interface with the new or modified Retained Systems outside of ordinary course upgrades and configurations. Client agrees to work with R1 and keep R1 informed of any planned replacement dates and schedules for Retained Systems.
(t)
Client shall work together with R1 with respect to such Retained Systems in order to ensure the continuity of the Services during the Term, including consultation with R1 and consideration of any input from R1 in connection with any such changes on an ongoing basis as provided in Article VIII. Client will use commercially reasonable efforts to notify R1 at least three (3) months in advance of any Service-impacting material changes to Retained Systems in writing (which, for the avoidance of doubt, may be given by email communication and shall not require formal notice under Section 23.8).
.34
System Integration. Client understands (a) that implementation of certain R1 Technology with respect to Retained Systems is subject to the Retained Systems meeting certain minimum requirements and compliances, such as general infrastructure and data hosting capacity, HIPAA compliant security solutions, supported bi-directional data exchanges, and industry-standard systems solutions, which requirements may vary depending on the scope of Services being provided and the condition and configuration of the Retained Systems, and (b) that the benefit or feasibility of any R1 Technology implementation may be limited or otherwise restricted based on the condition or state of the Retained Systems. [***]. Any dispute regarding the enforcement of this Section 6.9 shall be resolved through the Joint Review Board, who may also, in addition to resolving any such disputes, make equitable adjustments to the scope of R1’s Services or the economic parameters of this Services Agreement if Client declines to, or is otherwise unable to, effect the upgrades stated above.
VII
CLIENT OBLIGATIONS
.35
Client Operational Responsibilities.
(u)
Client shall perform those operational responsibilities set forth in this Article VII and the other operational responsibilities expressly set forth in this Agreement.
(v)
Each member of the R1 staff (including employees and R1 Contractors) is expected to promptly escalate an issue if that individual’s performance is impacted by the failure of Client to perform a Client Operational Responsibility. Notwithstanding any failure or delay by Client in fulfilling its Client Operational Responsibilities, R1 shall use proactive, good faith efforts at all times to maximize the possibility that Services will nonetheless be performed in a timely manner.
.36
Assets to be Made Available to R1. During the implementation phase of Phase 1 Services, Client will make available to R1 those tangible assets (e.g., office equipment, but not software) that were being used by or on behalf of Client to provide the Services and the Similar Services prior to the Commencement Date, so that such assets are readily available for use by R1 and R1 Contractors in the delivery of the Services or otherwise performing their obligations under the Services Agreement, whether R1 and R1 Contractors are performing Services in Authorized Space or working remotely. [***]. Without limiting any of the foregoing, Client shall not remove any such assets from the Authorized Space during the Phase 1 Services implementation period. While such assets are being provided hereunder, Client will not materially increase or decrease the availability of any such tangible assets except in connection with a corresponding increase or decrease in relevant R1 personnel, in which case such increase or decrease shall be discussed by the Parties in good faith and agreed to by the Parties in writing. Client will be responsible for securing all Client Consents, if any, required in order for R1 to access and use these Client tangible assets as may be reasonably required by R1 in connection with the delivery of the Services, including for the deployment and utilization of R1 Technology. During the Phase 1 implementation period, Client will be responsible for the maintenance, repair, and replacement of these tangible assets, in their normal/customary cycle.
.37
Occupation of Client Space. Client hereby grants to R1 the right to occupy those areas within Client’s facilities that were being used by or on behalf of Client to provide the Services and the Similar Services when such Services and Similar Services were being performed within Client’s facilities (“In-Facility Setting”) prior to the Commencement Date or as otherwise may be necessary for performing obligations under this Services Agreement (“Authorized Space”). Use by R1 of the Authorized Space does not constitute a leasehold interest in favor of R1. Authorized Space includes the areas where designated R1 personnel need to be located for purposes of the Services, initially inclusive of: [***]. Notwithstanding the foregoing, upon notice by Client to R1 that R1 personnel or R1 Contractors are required to work in an In-Facility Setting, Client shall permit R1 to occupy any Authorized Space in the applicable location. The “move in” times for R1 personnel will be on a mutually agreeable and reasonable schedule and will not interrupt other operations of those facilities. Without limiting any of the foregoing, Client agrees to make existing phone and data access lines at the Authorized Space (or replacement or substitute lines) available to R1 personnel at the Authorized Space as required by R1 personnel for their use in delivering the Services throughout the Term. The Authorized Space, the other assets provided by Client, and such lines will be used by R1 solely and exclusively to perform Services under this Services Agreement. Client agrees to provide necessary utilities and maintenance services for these areas in the Authorized Space. Adjustments (including substitutions) of these areas may be made from time to time at Client’s reasonable request and mutually agreed to in writing by Client and R1.
.38
Access to Areas. During the Term, subject to Section 7.3, Client shall grant R1 personnel reasonable and mutually agreed upon access to the Authorized Space. Client shall provide all necessary keys and access cards to R1 employees to assure them of this access. R1 and its personnel shall honor all Client policies, guidelines, and requests regarding the use of or access to these areas or facilities and restrictions regarding access to those portions of the facilities which are not Authorized Space occupied by R1. Such policies, requests, guidelines, and restrictions will be provided to R1.

.39
Client to Supply Data, Information, and Access to Computer System and Network. Client shall be responsible for supplying R1 with: (a) all data and information of Client reasonably required by R1 to perform the Services and measure the benefit of the Services in accordance with the terms of this Services Agreement; (b) all patient authorizations and other consents required to provide R1 with access to patient records or to enable R1 to communicate with third-party payors, on Client’s behalf; (c) all access to Client’s computer systems and network reasonably required by R1 to provide the R1 Technology to Client or to perform and measure the Services, including any additional remote access licenses and related equipment; and (d) the maintenance and support of those computer systems located at the Authorized Space referred to in (c) that are used to maintain the data and information and any agreements with third parties regarding the maintenance or support of those computer systems.
.40
Acknowledgement. Client understands and agrees that neither R1 nor any of its Affiliates provides any medical or clinical advice or consultation as to patient care. R1 and its Affiliates will not provide financial or legal advice to Client. Client shall be responsible for all of its and its Service Recipients’ legal, tax and accounting work.
.41
Professional Services. In connection with Service Recipients’ receipt of the Services, only the Service Recipients or the licensed personnel who are members, employees or independent contractors of Client or any Service Recipient (collectively, the “Professionals”) will furnish those health care services that are within the scope of practice for the Professionals and necessary or appropriate for their patients as well as prepare and finalize related medical records and reports (collectively, “Medical Services”), all in accordance with Applicable Laws, payor contract requirements and Client’s services contracts (the “Practice”).
(w)
The Service Recipients and their respective Professionals shall have the exclusive authority to control and responsibility over all aspects of the provision of Medical Services. R1 and its Affiliates shall have not authority or responsibility regarding the provision of supervision of Medical Services.
(x)
Professionals shall alone be responsible for the examination of the Service Recipients’ patients. Professionals, as the persons providing medical services, shall be responsible for complying with their obligations under Applicable Law with regard to documentation of medical records for the medical services provided.
.42
Professional Standards. Each Service Recipient is responsible for ensuring that its respective Professionals are appropriately licensed to practice medicine, or to provide any other applicable category of health care services, and participate in continuing education as necessary to maintain such licensure, professional competence, and skills commensurate with the standards of the medical community and as otherwise required by the medical profession. All Professionals will comply with their scope of licensure and payor rules with respect to eligibility and entitlement for payment.
.43
Additional Obligations.
(y)
Service Recipients will be required to provide records to R1 and assist R1 in obtaining insurance and patient demographic information from each acute care facility at which the Service Recipient provides Medical Services. In the event that R1 is unable to obtain this information from the acute care facility, the relevant Service Recipient shall be required to provide this information via electronic media. The parties will revisit these obligations, among others, in connection with the Phase 2 Services.
(z)
Professionals shall sign all necessary assignments and agreements that are required to allow R1 to (i) obtain required provider numbers; and (ii) bill third-party payors including but not limited to, Medicare, Medicaid, managed care plans, Tricare, etc.
(aa)
Service Recipients shall (i) cause each of its applicable Professionals to refrain from submitting false or inaccurate information, documentation, or records to R1 and (ii) take prompt action to correct identified false or inaccurate information, documentation, or records in accordance with Applicable Laws and payor contract requirements.

(bb)
Client shall promptly notify R1 in the event it believes a coding, billing or claims submission error has been made to enable R1 to correct any such errors and make any necessary refunds.
(cc)
Client shall respond in a timely manner to R1’s written requests for information regarding services, diagnoses or other matters on any document relevant to billing received from Client or a Service Recipient.
(dd)
Client will provide R1 with view only access to Client’s lockbox and any other payment mechanisms to aid in the posting of payments to patient accounts.
(ee)
If Client is participating in the CMS Quality Payment Program, Client is responsible for meeting all CMS requirements, including, but not limited to, the selection of a quality data capture mechanism and quality clinical data registry. Additionally, Client is responsible for ensuring the quality of its data and the payment of fees associated with data file merging prior to the submission of such data to CMS. Client shall perform self-audit in conjunction with CMS guidelines.
.44
Professional Fees. Professional fees shall be charged by Professionals in their Practice in accordance with all Applicable Laws, regulations, and contractual arrangements, to the extent applicable. Client shall provide R1 with an approved fee schedule (i.e., charge master) using current CPT codes and terminology.
.45
Third-Party Software. Authorized use by R1 personnel of any third-party computer software installed on Client equipment to be used by R1 must not breach any agreement with the third party or infringe any third-party intellectual property. During the assessment period following the Commencement Date, the Parties will identify the third-party software licenses and agreements that are applicable to use of the software by R1 personnel. The Parties will cooperate to obtain for R1 such rights as may be needed for use of the software in accordance with Section 13.4. This may be accomplished through assignment of licenses, agreements, sublicenses, expansion of license scope to cover R1 personnel, and/or any other legitimate means.
VIII
GOVERNANCE AND RELATIONSHIP MANAGEMENT
.46
Joint Review Board and Sponsors. In order to assure that the spirit of cooperation and mutual interest which have led to this Services Agreement between the Parties continues, the Parties will establish a “Joint Review Board” that will be charged with responsibility for oversight of this strategic relationship. The Joint Review Board will include two (2) representatives of each Party and will meet in person or virtually no less frequently than quarterly. The Joint Review Board shall:
(ff)
be responsible for general oversight, review of R1’s performance and management of the relationship between the Parties under this Agreement;
(gg)
approve the Final Cost-to-Collect, Improvement Fee Baselines and Upper Bounds, and any revisions to these values should they be required over the Term in accordance with Exhibit 11.1;
(hh)
work to resolve payment disputes arising between the Parties pursuant to Section 11.7;
(ii)
serve as a critical step in the dispute resolution process set forth in Article XXI of this Agreement with respect to the matters under its responsibilities;
(jj)
review any proposed material modifications to this Agreement that revise commercial terms prior to signature by authorized representatives of each Party; and
(kk)
perform such other functions as set forth in this Agreement or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
.47
Executive Sponsors. Each Party shall designate an executive who shall be responsible for managing the relationship between the Parties as it relates to the implementation and execution of the Services on an ongoing basis (each such person and such person’s successor, if applicable, an “Executive Sponsor”). Subject to the Key

Personnel retention period in Section 10.2, the Parties may remove or replace their respective Executive Sponsor at any time upon written notice to the other Party of such removal or replacement. The Executive Sponsors will review R1’s performance and review any other relationship issues in virtual or in person meetings no less frequently than quarterly. The Executive Sponsors will also be responsible for operational diligence and reinforcing collaboration at the Joint Review Board level and below.
.48
R1 Site Lead. In addition to the R1 Executive Sponsor, R1 shall designate an individual dedicated full-time to Client’s account to be responsible for day-to-day oversight of R1’s responsibilities under this Services Agreement (the “R1 Site Lead”). Any concerns Client has with respect to the Services shall be initially referred to the R1 Site Lead.
IX
CONFIDENTIALITY
.49
Confidentiality.
(ll)
Confidential Information. In connection with this Services Agreement (or any of the other agreements identified in Section 23.15) or its performance, including, as part of negotiations or due diligence conducted prior to the Effective Date, one Party (the “Receiving Party”) may have or will learn, discover or have disclosed to it information from or about the other Party (the “Disclosing Party”) or its or its Affiliates’ (or Service Recipients’, in the case of Client) business, finances, plans, operations, software, computer systems, know-how, data, products, technology, processes, techniques, strategies or networks. All information identified by the Disclosing Party as proprietary or confidential, or that is of a nature that it should reasonably be considered as proprietary or confidential (including, without limitation, Intellectual Property of a confidential nature such as a trade secret), shall be “Confidential Information” and shall not be disclosed by the Receiving Party to any third party without the express written consent of the Disclosing Party. The Parties agree that the terms of this Agreement and any Exhibits constitute Confidential Information. The Parties agree that Client’s Confidential Information includes Client Data (but excluding PHI). The Parties also agree that the R1 Technology constitutes Confidential Information of R1. Confidential Information does not include (i) anything that is known to the Receiving Party prior to the time of first disclosure thereof by the Disclosing Party to the Receiving Party, as shown by Receiving Party’s records, (ii) anything that becomes publicly known or generally known in the industry or profession of either Party through no fault of the Receiving Party or its personnel, (iii) anything that is lawfully disclosed by a third party (who did not receive the information directly or indirectly from the Disclosing Party) to the Receiving Party on a non-confidential basis, or (iv) anything lawfully created by or for the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information. The requirements for consent in the second sentence of this Section 9.1(a) and for authorization in the first sentence of Section 9.1(b) do not apply to a disclosure by (A) R1 of Client’s Confidential Information to an R1 Consultant as needed for the performance of Services; provided, however, that R1 complies with Section 16.2, nor (B) Client of R1’s Confidential Information to Service Recipients.
(mm)
Protection of Confidential Information. Each Party agrees that it will: (i) treat as confidential all Confidential Information of the other Party, and (ii) not disclose or use the other Party’s Confidential Information except as expressly set forth herein or otherwise authorized by the Disclosing Party in writing. These restrictions do not apply to any disclosure required by Applicable Law or government regulation or by an order of a court or government agency; provided, however, that the Disclosing Party is provided with reasonable advance notice of such disclosure, to the extent practicable (unless the Receiving Party is prohibited by law or by order of a court or government agency from giving such notice to the Disclosing Party), and thereafter the Receiving Party cooperates with any reasonable request of the Disclosing Party (at the Disclosing Party’s expense) to obtain a protective order or to otherwise protect the Confidential Information, including seeking confidential treatment of such information, in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such legal requirement.
(nn)
Injunctive Relief. Failure on the part of Receiving Party to abide by this Section 9.1 will cause the Disclosing Party irreparable harm for which damages, although available, will not be an adequate remedy at law. Accordingly, the Disclosing Party has the right to seek preliminary and permanent injunctions to prevent any threatened or actual violations of this Section 9.1 in addition to all other available and applicable remedies.

(oo)
Consultants. Notwithstanding anything in this Section 9.1 to the contrary, each Party may disclose the other Party’s Confidential Information to its directors, advisors, consultants, vendors, service providers, licensors, and other contractors (including, with respect to R1, its Affiliates and R1 Contractors) (“Consultants”) as reasonably needed in connection with the Services. However, in each such case, the following will apply:
(i)
the disclosure of Confidential Information will be limited to that which is reasonably needed for the services or solution to be provided by such Consultant;
(ii)
the Consultant must agree in writing to keep the Confidential Information confidential and to not use the Confidential Information for any purpose other than as necessary in connection with the Services; provided, however, that if the Client’s Consultant is an R1 Competitor, then Client shall obtain the prior written consent of R1 before disclosure of any R1 Technology or R1 Intellectual Property, including screenshots of R1 Technology and proprietary workflow documentation to such Consultant; and
(iii)
each Party shall be responsible for their respective Consultants’ compliance with the confidentiality obligations set forth in this Services Agreement.
(pp)
Other Agreements. Confidential Information does not include Protected Health Information (PHI). The definition, management and protection of PHI is specifically set forth in the BAA and nothing in this Section or elsewhere in this Services Agreement negates, limits or affects the BAA (as defined in Section 15.1).
(qq)
Return or Destruction of Confidential Information. Upon the later to occur of expiration or termination of this Services Agreement or any Termination Assistance (or any Interim Service Period with respect to a divestiture pursuant to Section 5.2), for any reason whatsoever, each Receiving Party shall ensure that it, its Affiliates and their respective authorized representatives shall not use or disclose to third parties any Confidential Information of the other Party, and shall immediately return to the Disclosing Party or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party that is in written, electronic, or other form (including destroying all Confidential Information from any computer, server or other device containing such Confidential Information) and confirming the same in writing within ninety (90) days following a request, other than information archived in the ordinary course of business on electronic storage systems or media or as required by Applicable Law, which retained information shall continue to be Confidential Information and subject to the other terms hereof.
.50
Privilege Issues. Notwithstanding the foregoing, the Parties recognize that they may become joint defendants in proceedings to which the information covered by the attorney-client or attorney work-product protections and privileges relates and they may share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, if reasonably requested by R1 or Client, the Parties shall consider, in good faith and based on the relevant facts and circumstances, consider entering into a joint defense agreement with respect thereto. Neither R1 nor Client are not waiving, nor will either be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under Applicable Law of any jurisdiction as a result of disclosing information pursuant to this Services Agreement or the Services, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the applicable Party has asserted, or is or may be entitled to assert, such privileges and protections.  In addition to the foregoing, this Section 9.2 shall not apply to potential litigation or disputes between the Parties.
X
PERSONNEL TRANSITION; BACKGROUND CHECKS
.51
Personnel Transition. The Parties agree to transition the Designated Employees as outlined in Exhibit 10.1, and certain terms applicable to the Designated Employees and, once transitioned, Transitioned Employees are set forth in Exhibit 10.1, including Employment Effective Dates.
.52
Key Personnel. [***], R1 shall not replace or reassign Key Personnel for [***] after the applicable Effective Date. Unless otherwise specified in Exhibit 10.2, the Key Personnel are full-time dedicated to Client’s account during their assignment as Key Personnel. This does not apply to replacement of an individual who (a) voluntarily resigns from R1, (b) is dismissed by R1, in its sole discretion, for cause (e.g., fraud, drug abuse, theft, substandard performance, or failure to perform duties and responsibilities), or (c) dies or is unable to work because of a disability or a parental or sabbatical leave. Subject to the foregoing, Client may, upon notice to R1, require removal of any Key Personnel. In such case, as soon as reasonably practicable, R1 shall remove and replace such person. R1 shall maintain backup procedures and conduct the replacement procedures for the Key Personnel in such a manner that assures an orderly succession for any Key Personnel who are replaced, and replacement of Key Personnel does not adversely affect the Service Recipients or the Services. “Key Personnel” means the positions identified as Key Personnel positions in Exhibit 10.2.
.53
Services to Competitors. [***].
.54
Background Checks of R1 Personnel. R1 will ensure that any of its personnel (employees, R1 Contractors, and subcontractors) providing Services to Client will have:
(rr)
Passed a background check that will include employment and social security verification and criminal background, as permitted by Applicable Law;
(ss)
Been screened to ensure that such personnel are not otherwise excluded from providing Services to Client, including through R1’s comprehensive pre-hire and required monthly screening of exclusion screening databases at state, federal and international levels (including, but not limited to: Federal OIG, GSA SAM, OFAC Specially Designated Nationals List, Department of Commerce Denied Persons List, State Medicaid Sanctions List, and State Licensing Lists); and
(tt)
Completed all necessary training on Client policies and procedures (such training to be decided upon by the Parties as part of the transition to the Services), provided, Client will provide such policies and procedures to R1.
XI
CHARGES AND INVOICES
.55
Charges for Services. The charges for the Services are set forth in Exhibit 11.1 and include Base Fee and Improvement Fee components (collectively, the “Charges” or “Charges for Services”).
.56
Invoicing.
(uu)
Invoicing Terms. Invoicing terms for Charges are set forth in Exhibit 11.1.
(vv)
Credits. To the extent a credit (including a Service Level Credit) may be due to Client pursuant to this Services Agreement, R1 shall provide Client with an appropriate credit against amounts then due and owing; if no further payments are due to R1, R1 shall pay such amounts to Client within fifteen (15) days of the credit becoming due and payable.
(ww)
Currency. Unless otherwise specified in Exhibit 11.1, Charges for all Services shall be invoiced and paid in United States Dollars.
.57
Payment of Charges. In consideration of R1’s performance of the Services, Client shall pay R1 the applicable undisputed Charges as set forth herein.
(xx)
Base Fees.
(iv)
R1 shall calculate the Three-Month Cash Collections (as defined in Exhibit 11.1-A) for the applicable quarter within ten (10) days after the close of such quarter. Client shall make available to R1 reporting or access to Retained Systems and networks as necessary for R1 to make the foregoing calculations. R1 shall make available to Client reporting or access to R1 Technology and networks as necessary to verify R1’s calculations of the Three-Month Cash Collections.

(v)
R1 shall provide Client with a quarterly invoice for the Base Fee on or before the first day of each quarter in which the Services applicable to Client are to be provided. Payment of the invoice will be in three (3) equal monthly installments, with the first payment of each calendar quarter due [***] after receipt of such invoice [***] and shall be made by wire transfer, or other mutually acceptable means.
(yy)
Improvement Fees. R1 shall provide Client with invoices in the manner set forth in Exhibit 11.1-B, with undisputed invoices amounts due in full within [***] days of Client’s receipt of an invoice.
.58
Failure to Pay Timely.
(zz)
If any payment of Charges has not been received by R1 within thirty (30) days after becoming due in accordance with Section 11.3, then, in addition to all other remedies that may be available, R1 may charge interest on the past due amount at a rate equal to the lesser of: (i) [***] per month (which is an annual rate of [***]); and (ii) the highest rate permitted under Applicable Law.
(aaa)
If any payment of Charges has not been received by R1 within [***] days after becoming due in accordance with the payment terms in Section 11.3, then, in addition to all other remedies that may be available, R1 may suspend performance for all Services until payment has been made in full.
.59
Incidental Expenses. R1 acknowledges that, [***].
.60
Proration. Charges under this Services Agreement shall be prorated for any partial year during the Term as more specifically set forth in Exhibit 11.1.
.61
Payment Disputes. In the event of a good faith dispute between the Parties regarding the Improvement Fees payable by one Party (the “Paying Party”) to the other Party (the “Other Party”) under this Services Agreement (including any of its Exhibits), the Paying Party shall notify the Other Party of the dispute promptly in writing (a “Payment Dispute Notice”) and any payment dispute shall be reviewed by the R1 Executive Sponsor and the Client Executive Sponsor who shall work, in good faith, to resolve the issue promptly following receipt of the Payment Dispute Notice. If such payment dispute has not been resolved within [***] days of referral to the R1 Executive Sponsor and the Client Executive Sponsor, the Parties shall refer the dispute to the Joint Review Board for resolution in accordance with Section 21.3.
(bbb)
The Paying Party shall not withhold [***] the fees or other payments. Any fees or payments that are disputed, but made, by the Paying Party (e.g., on a disputed invoice) shall be deemed to be made under protest with a reservation of rights by the Paying Party and without prejudice to its position, claims or defenses. In no event may Client withhold any of the Base Fee as a payment dispute or otherwise (provided that, notwithstanding the foregoing, Client may still at any time notify R1 if Client believes there has been an arithmetic error in connection with calculating any portion of the Base Fee in accordance with Exhibit 11.1, at which point R1 shall review such alleged error and, if validated, refund or credit any erroneously charged amounts).
(ccc)
Each Party agrees to continue performing its obligations under this Services Agreement, including payment of Charges, while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Services Agreement plus any extension attributable to Termination Assistance under Section 20.10.
(ddd)
Upon resolution of a dispute, (i) if the Paying Party is found to owe any amount to the Other Party, it will promptly pay to the Other Party all amounts it owes together with the interest accrued from the date the payment was originally due, or (ii) if the Other Party is found to have incorrectly billed the Paying Party, it will promptly refund to the Paying Party all amounts incorrectly collected that it owes together with interest accrued from the date the payment was incorrectly invoiced. Interest due on such disputed amounts shall accrue at the lower rate of 1% per month and the maximum interest rate allowed by Applicable Law.

.62
Compliance with Laws. In the event that either Party’s legal counsel, upon consultation with the other Party’s legal counsel, reasonably determines that the methods for determining the Charges payable to R1 by Client may violate any Applicable Law, the Parties shall, in good faith, determine an alternative method for determining such Charges, subject to Client’s rights in Section 20.4.
XII
THIRD-PARTY AGREEMENTS
.63
In-Scope Agreements Managed by or Assigned to R1. R1 and Client desire to make the revenue cycle operations more efficient and cost effective. As such, Client prepared and delivered to R1 for its review a list of all third-party agreements to which Client or its Affiliate is a party and pursuant to which Similar Services are provided to Client or its Affiliate (the “Similar Services List”) prior to the Effective Date. R1 and Client have agreed, as listed in Exhibit 12.1, on which third-party agreements from the Similar Services List will be managed by or assigned to R1 (each an “In-Scope Agreement” and collectively the “In-Scope Agreements”). For each In-Scope Agreement, the Parties have identified in Exhibit 12.1 (i) whether (A) R1 will manage the Similar Services under the In-Scope Agreement, (B) the In-Scope Agreement will be assigned to R1 (i.e., rights and obligations under the In-Scope Agreement will be assigned to and assumed by R1), or (C) the agreement will not be managed or assigned to R1, but R1 will be provided access to software, services, or equipment under the In-Scope Agreement, (ii) whether Client shall retain any responsibility for each In-Scope Agreement, and (iii) which Party bears financial and operational responsibility for each In-Scope Agreement. For purposes of clarity, if R1 is assigned financial responsibility for an In-Scope Agreement, R1 will be required to make all payments to the contracted third party under such In-Scope Agreement and the Charges shall be deemed to include the provision of any software, equipment, services, or other matters set forth in such In-Scope Agreement. If updates to Exhibit 12.1 are required following the Commencement Date, the Parties will discuss and agree on updates through the governance process.
.64
Costs of Consents. In the event that the assignment and assumption of rights and obligations (which may be referred to as an assignment of the agreement) or transfer of management of any In-Scope Agreement to R1 results in any fees, expenses or other costs charged by the third-party service provider as a direct consequence of such assignment, assumption, or transfer, [***], subject to Section 12.5(b); provided, however, that (a) Client is administratively and operationally responsible for obtaining such Consents (including determining whether such consents are required), and (b) any legal fees, consulting fees, and administrative costs and expenses that are incurred by Client but are not otherwise payable to the applicable third-party service provider shall be borne by Client.
.65
No Obligation to Breach. Nothing herein will require that R1 manage, or be assigned rights under, an In-Scope Agreement if that would constitute a breach of such agreement, unless Client obtains any required consent from the applicable third-party vendor. To the extent that any such consent is not obtained, the Parties will cooperate in good faith as part of the transition to enter into arrangements reasonably acceptable to both Parties under which R1 would obtain the benefit of such In-Scope Agreements in order to provide the Services to the same extent (or as nearly as practicable) as if such consent were obtained, and each Party will continue to use commercially reasonable efforts to obtain any such required consent or amendment. The Parties acknowledge that it may not be practical to try to anticipate and identify every possible legal or logistical impediment to the provision of Services hereunder. Accordingly, each Party will promptly notify the other Party if it reasonably determines that there is any such impediment to the provision of any Services, and the Parties shall each use commercially reasonable efforts to overcome such impediments so that the Services may be provided otherwise in accordance with the terms of this Services Agreement.
.66
Warranty of No Material Breach of In-Scope Agreements. Client represents and warrants that as of the date that an In-Scope Agreement is either assigned to R1 or R1 assumes management of the In-Scope Agreement: (a) Client is not in material breach of any such In-Scope Agreement; (b) to Client’s knowledge, there are no facts giving rise to a claim of material breach by any party to any such In-Scope Agreement; (c) any breaches by Client prior to such date have been fully resolved without any pending or current liabilities; (d) Client has not assigned, delegated or otherwise transferred to any person any of its rights, title or interest under any such In-Scope Agreement; and (e) there is no pending or, to Client’s knowledge, threatened dispute with respect to any such In-Scope Agreement.
.67
Rights to In-Source or Terminate.

(eee)
If an In-Scope Agreement is managed by or assigned to R1, then R1 may, subject to providing Client with at least forty-five (45) days’ written notice of its intent to terminate such agreement, terminate such agreement and make the Similar Services part of the Services under this Services Agreement.
(fff)
Without limiting R1’s rights in Section 12.5(a) above, Client agrees, promptly upon written request by R1, to provide R1 with a written analysis of the termination fees, if any, for the applicable In-Scope Agreement to be terminated, together with a copy of such contract and such other information reasonably required by R1 to verify such termination fees and the ability to terminate, subject to any confidentiality obligations under the In-Scope Agreement. Subject to Client’s provision of such analysis and information, R1 shall be responsible for reimbursing Client for any termination fees for the applicable In-Scope Agreement if R1 elects to terminate such agreement in accordance with the process in Section 12.5(a) above.
XIII
INTELLECTUAL PROPERTY AND OTHER MATTERS
.68
Intellectual Property.
(ggg)
R1 or, as applicable, its agents, subcontractors, R1 Consultants, R1 Contractors (and their respective agents and partners) and its delivery partners, shall have and retain all right, title and interest, including ownership of their respective copyrights, patents, trade secrets and other Intellectual Property Rights, in and to methods, processes, techniques, strategies, materials, work papers, ideas, images, prototypes, software, source and object code and related materials, including to the extent incorporated, embedded, or otherwise embodied in, the R1 Technology, that are owned or developed by R1, its agents, subcontractors, R1 Consultants, R1 Contractors (and their respective agents and partners) and/or any delivery partners prior to or during the Term, including (i) anything which R1, its agents, subcontractors, R1 Consultants, R1 Contractors (and their respective agents and partners) and/or any delivery partners may discover, create, learn or develop during the provision of Services for Client, (ii) any modifications to, or derivative works or enhancements of, materials owned or licensed by R1, its agents, subcontractors, R1 Consultants, R1 Contractors (and their respective agents and partners) and/or any delivery partners, and (iii) any tools, utilities, prototypes, models, processes, methodologies and other such materials that are developed, enhanced or improved during the Term by R1, its agents, subcontractors, R1 Consultants, R1 Contractors (and their respective agents and partners) or any delivery partners, which relate to the performance of the Services, or any modification of the Services to be provided under this Services Agreement (collectively, “R1 Intellectual Property”). However, if R1 develops any Intellectual Property, other work product, or deliverables specifically for Client or a Service Recipient in provision of the Services and that item is specifically identified as a Client Deliverable in a Work Order (“Client Deliverables”), then Client will own, and R1 hereby assigns all of its rights, title, and interest in and to, Client Deliverables. Client Deliverables do not include R1 Intellectual Property, but if and to the extent R1 incorporates or embeds any R1 Intellectual Property in a Client Deliverable, R1 hereby grants to Client a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license to use, perform, display, distribute, access, execute and otherwise fully exploit the incorporated or embedded R1 Intellectual Property as needed for Client to use the Client Deliverable.
(hhh)
As between R1 and Client, Client owns all right, title, or interest in or to copyrights, patents, trade secrets and other Intellectual Property Rights, in and to methods, processes, techniques, strategies, materials, images, prototypes, software, source and object code and related materials of Client or any of its Affiliates (the “Client Intellectual Property”). Nothing in this Services Agreement, including any of its Exhibits, or in any other agreement between the Parties assigns, conveys or licenses to R1 or any other person or entity any Client Intellectual Property of Client or any of its Affiliates, or grants any exclusive rights to the Client Intellectual Property to R1 or any other person or entity, except that R1 will have the non-exclusive rights expressly set forth in this Services Agreement.
(iii)
Without limitation to Article IX, each Party will protect the other Party’s Intellectual Property with the same care and diligence as it would use to protect its own Intellectual Property, but in no event will such care and diligence be less than commercially reasonable care and diligence. Each Party will take all necessary and appropriate steps to safeguard the other’s Intellectual Property against infringement or misappropriation by its employees, former employees, vendors, affiliates, and others to whom they have directly, or indirectly, made such Intellectual Property available.

.69
Client Data. As between Client and R1, Client Data is owned by Client. R1 will safeguard and keep confidential the Client Data.
.70
Consent to Use Data. Client grants to R1 the limited right and license to use and disclose Client Data for the sole purpose of making the Services available to Service Recipients. [***]. “De-Identified Data” means data that R1 derives from the Client Data which has been de-identified and aggregated in accordance with HIPAA.
.71
Client Software. Client will provide and hereby grants to R1, during the Term, a non-exclusive, non-transferable (except as provided under Section 23.6), fully paid-up, royalty-free, right and license to access, use, execute, display, perform, and allow R1 Contractors to access, use, execute, display, and perform on R1’s behalf, any Client software, Client Intellectual Property, processes, methodologies, works of authorship and technology which are made available to R1 in connection with the Services and required for R1 to be able to perform the Services, but solely for R1 to provide the Services in accordance with the terms of this Services Agreement. To the extent that R1 needs a license to third-party software and content provided, leased or licensed by Client in order to provide the Services hereunder, Client will use commercially reasonable efforts to obtain for R1, during the Term, a non-exclusive, non-transferable (except as provided under Section 23.6), fully paid-up, royalty-free, right and license to access, use, display, and allow R1 Contractors to access, use, reproduce, display, and perform on R1’s behalf, for the benefit of Client only and only to perform the Services hereunder, the third-party software and content provided, leased or licensed by Client along with the related documentation in accordance with the terms and conditions set forth herein and the terms of the applicable third-party license agreement which are provided to R1. If a provider of third-party software and content will not permit Client to grant such a license, the Parties will cooperate and assist each other, and use commercially reasonable efforts, to obtain, any third-party consents required. The cost of obtaining any consent with respect to any such licenses shall be shared equally by the Parties. To the extent that any such consent is not obtained, the Parties will cooperate in good faith to enter into arrangements reasonably acceptable to both Parties.
XIV
SECURITY PROGRAM
.72
Security Program. R1 shall implement and maintain a comprehensive written information security program consistent with HITRUST, industry-standards applicable to tier-one vendors of Similar Services, and Applicable Law. R1’s information security program shall include appropriate administrative, technical, physical, organizational and operational safeguards and other security measures to protect (i) the security, confidentiality, integrity, and availability of Client Data; (ii) threats or hazards to the confidentiality, integrity, and availability of Client Data; and (iii) against unauthorized access to or use of any Client Data. R1 shall exercise the necessary and appropriate supervision over its personnel to maintain appropriate privacy, confidentiality, and security of Client Data. R1 shall provide training, as appropriate, regarding security and privacy relevant to the protection and management of Client Data. R1’s security program shall include physical and logical access control mechanisms to prevent unauthorized access to R1’s facilities and systems associated with Client Data, applications, and systems and shall limit access to personnel with a business need to know. Such requirements shall include that: (a) each person must have an individual account that authenticates the individual’s access to Client Data, (b) R1 will maintain a process to review access controls on a periodic basis for all personnel who have access to Client Data, applications or systems, and (c) R1 shall revoke access for any personnel who no longer have a need for such access. R1 shall comply with Client’s information security requirements set forth in Exhibit 14.1.
XV
BUSINESS ASSOCIATE AGREEMENT
.73
Business Associate Agreement. The Parties have entered into that certain Business Associate Agreement, effective as of March 17, 2021 (“BAA”).
XVI
COMPLIANCE AND AUDIT MATTERS
.74
Compliance with Law and Regulations.
(jjj)
Each Party will comply, and will cause its personnel (including R1 Contractors in the case of R1) and its agents to comply, with all Applicable Laws, including the antikickback statutes (as they are commonly known) applicable to its business and performance or receipt, as applicable, of the Services. R1 represents and warrants to Client that: (i) R1 and its directors, officers and employees are not excluded from participation in any Federal Health Care Program or any form of state Medicaid program and (ii) to R1’s knowledge, there are no pending or threatened governmental investigations that may lead to such exclusion.
(kkk)
Additionally, Client represents and warrants to R1 that: (i) there are no Client personnel, including Designated Employees for as long as they are employed by Client, excluded from participation in any Federal Health Care Program or any form of state Medicaid program and (ii) to Client’s knowledge, there are no pending or threatened governmental investigations that may lead to such exclusion.  Each Party agrees to notify the other Party of the commencement of any such exclusion or investigation promptly after the first Party is made aware of any such matter.
.75
R1 Contractor Compliance. R1 represents and warrants that each of its agreements with R1 Contractors contains or will contain provisions regarding the protection of Client’s Confidential Information and compliance, as applicable and as contemplated herein, and that each of the R1 Contractors has entered into, or will enter into, a business associate agreement with R1 with respect to HIPAA. R1 further represents and warrants that none of the R1 Contractors is an “excluded provider” under any Federal Health Care Program. In the event that any of the R1 Contractors is confirmed as an “excluded provider” under applicable governmental standards, R1 shall promptly terminate its use of that R1 Contractor.
.76
Compliance Programs.
(lll)
R1 and Client each represents to the other that throughout the Term they will each have, in effect, an appropriate corporate compliance program (a “Compliance Program”) designed to assure that their respective personnel and agents are aware of and fully observe the requirements of all Applicable Laws. In connection with the foregoing, R1 and Client shall provide each other with information reasonably requested by the other regarding any aspects of the other Party’s Compliance Program relating to the Services and maintain communications in good faith to ensure compliance relating to each Party’s obligations under this Services Agreement.
(mmm)
R1’s Executive Vice President, Compliance & Risk (Chief Compliance Officer) or his/her designee (the “R1 Compliance Officer”) and Client’s Chief Compliance Officer or his/her designee (the “Client Compliance Officer”) shall coordinate and cooperate with one another to: (i) provide each other with information reasonably requested by the other regarding the aspects of such Party’s Compliance Program relating to the Services; and (ii) in good faith keep each other updated about those aspects of the respective Compliance Programs that relate to the Services or the Party’s obligations under this Services Agreement.
.77
Record Retention. For a period of four (4) years (or ten (10) years, with respect to patient billing records only) after services are furnished under this Services Agreement, R1 shall retain and permit the Comptroller General of the United States, the U.S. Department of Health and Human Services and their respective duly authorized representatives access to examine or copy this Services Agreement and such books, documents, and records of R1 as are reasonably necessary to verify the nature and extent of the costs of the services supplied under this Services Agreement.
.78
Compliance Investigations, Notifications and Reports.
(nnn)
During the Term, R1 and Client agree to cooperate with one another in good faith in the investigation and resolution of any compliance matter that may arise affecting the Services to be provided under this Services Agreement. It is the Parties’ mutual intention that any investigations undertaken regarding the provision of the Services or this Services Agreement or the BAA will be undertaken jointly, and in a coordinated fashion, by the R1 Compliance Officer and the Client Compliance Officer unless either Party determines, in its sole judgment, to proceed with an independent investigation.
(ooo)
The R1 Compliance Officer shall maintain routine communications with the Client Compliance Officer on aspects of the Parties respective Compliance Program relating to the Services. Such contacts shall occur on a regularly scheduled basis, subject to the Parties’ coordination.

(ppp)
Without limiting the above, each Party’s compliance head (i.e., the R1 Compliance Officer and the Client Compliance Officer) shall promptly notify the other Party of (i) actual or potential compliance issues identified by a Party’s Compliance Program relating to the Services, or (ii) any subpoena or similar compulsory request for information or documents, in coordination with the Parties’ respective internal or external legal counsel as applicable, relating to the Services. The Parties shall develop a system to facilitate and document these communications.
.79
Client Revenue Cycle Operations Policies. Each Party shall have in place appropriate privacy, security and other policies and procedures for its revenue cycle operations, and shall provide to the other Party all such policies and procedures necessary for the other Party to perform its obligations under this Services Agreement. In doing so, each Party retains the right to review and provide comments on the other Party’s policies and procedures for purposes of ensuring that it can carry out its obligations under this Services Agreement consistent with all Applicable Laws. Each Party will notify the other Party of any known or suspected non-compliance with respect to Client’s policies or procedures. With respect to any (i) comments provided by a Party on the other Party’s policies or procedures or (ii) known or suspected non-compliance, each Party agrees to promptly review any such feedback or matters, taking into account any advice of R1 in good faith, and take such actions as it deems reasonably necessary. Without limiting the foregoing, during the Term, Client agrees to maintain a policy and procedure related to patient financial liability that defines self-pay accounts receivable management and timelines for placement with pre-collection and bad debt collection agencies. Client agrees that such policy will contain a definition for when an account is in default.
.80
PCI Compliance. R1 will support Client’s compliance with the Payment Card Industry Data Security Standards (promulgated by the PCI Data Security Standards Council).
.81
Litigation Holds. In the event of third-party legal proceedings relating to Client Data, R1 will cooperate with Client, comply with Client’s reasonable instructions, and comply with Applicable Law with respect to handling of such Client Data. In addition, R1 will segregate, retain (beyond the termination or expiration of Agreement), limit read/write access, or return to Client or its designee any Client Data or other data related to the Services in connection with a litigation hold or other litigation (or anticipated litigation) procedure, as reasonably requested in advance by Client, its Affiliates or any third party (including any Governmental Authority).
.82
Government Approvals and Client and R1 Consents.
(qqq)
R1 shall (i) obtain and maintain all Governmental Approvals required for R1 and any R1 Contractors to provide the Services, (ii) obtain, maintain and comply with all of the R1 Consents and (iii) comply with the Client Consents. Client shall, with assistance as requested from R1, obtain, maintain and comply with the Client Consents. Each Party shall cooperate with the other Party, as requested by the other Party, in the other Party’s obtaining the Governmental Approvals and the consents that such other Party is required to obtain pursuant to this Agreement.
(rrr)
If R1 fails to obtain or provide a Governmental Approval or R1 Consent pursuant to paragraph (a) of this Section 16.9, then R1 shall develop and, [***], implement a suitable alternative process, approach or solution that resolves the issue. If (i) a suitable alternative is not available in Client’s reasonable discretion, or if R1 refuses or is unable to perform or implement an alternative, and (ii) not obtaining that Governmental Approval or R1 Consent would negatively impact the provision of a material portion of the Services, then [***].
XVII
AUDITS AND REPORTING
.83
Audit Rights. During the Term, but not more than once in any twelve (12) month period, upon reasonable request, advance written notice from Client and reasonable opportunity for coordination and alignment relating to scope between R1 and Client, R1 shall provide such Client’s designated auditors with reasonable access to audit and inspect the Services (including facilities), R1’s compliance with the terms of this Agreement, and R1’s books and records related to the Services, in each case during R1’s normal business hours of operation and conducted in a manner that does not materially disrupt R1’s normal business operation. Client shall not use any auditor who (i) is an R1 Competitor, or (ii) is currently R1’s public auditor, or has a conflict of interest with R1 that, in the auditor’s judgment, precludes its ability to accept the engagement. With respect to any such audit or investigation R1 shall have the right to demand appropriate protections against disclosure of R1 Intellectual Property and Confidential Information. Client’s auditors shall be required to comply with any security policies and procedures provided by R1 and shall execute standard access and confidential information agreements reasonably requested by R1. None of the foregoing limitations on Client’s audit rights in this Section 17.1 apply to audits or inspections conducted by or at the request of a Governmental Authority. If any audit, examination, or inspection reveals that R1’s invoices for the audited period are not correct, subject to an opportunity for R1 to respond to the auditor, R1 shall promptly [***].
.84
External Audits and Reports.
(sss)
As soon as reasonably practicable after the Effective Date in accordance with R1’s scheduled testing protocol and annually thereafter, R1 shall have a third party conduct a SOC 2 Type II audit or equivalent industry accepted standard assessment of each of its facilities where Client Data is stored or from which R1 performs any Services and will provide a copy of the SOC 2 Type II report or equivalent assessment report to Client following the audit. R1 will use commercially reasonable efforts to remedy security issues identified by the audit or report or if no remedy is necessary then provide a detailed response to the auditor explaining why no remedy is necessary with respect to an identified deficiency. On an annual basis, R1 agrees to obtain a SOC 2 Type II report or equivalent industry accepted assessment report from each service center or other facility at which R1 stores any Client Data and will provide a copy of such reports to Client.
(ttt)
R1 shall have a third party conduct a SOC 1 Type II audit of its financial controls covering the period from [***]. For [***], R1 will reasonably cooperate with Client’s internal audit team and external auditors to provide detailed information on R1’s processes and controls, and allow Client’s audit team to perform substantive testing needed to satisfy Client’s audit requirements. R1 will support these [***] efforts at R1’s expense. Beginning [***], R1 shall have a third-party conduct an annual SOC 1 Type II audit of its financial controls, and will provide a copy of the SOC 1 Type II report to Client following the audit. R1 will use commercially reasonable efforts to remedy issues identified by the audit or report or if no remedy is necessary then provide a detailed response to the auditor explaining why no remedy is necessary with respect to an identified deficiency.
.85
Pre-Transition Assessment. R1 shall be entitled to conduct (directly or through an agent of R1), at R1’s expense, a comprehensive compliance assessment of all Services of such Service Recipient (a “Pre-Transition Assessment”). Client shall reasonably cooperate with R1 in connection with any Pre-Transition Assessment, including by facilitating access to the applicable Service Recipient and personnel of such Service Recipient. If the Pre-Transition Assessment includes any adverse findings, R1 will identify and describe the adverse findings to Client’s designated compliance representative. The Parties will then jointly review the findings to determine the relative materiality and priority of the findings, potential resolutions for each adverse finding, and which, if any, require resolution in order for R1 to fulfill its obligations under this Agreement. If Client disputes any aspect of the findings, the dispute will be referred to the Joint Review Board, with input from each Party’s compliance representatives. Notwithstanding anything in this Services Agreement to the contrary, R1 shall have no responsibility or liability for any non-compliance with any Applicable Law, payor contract requirements, or this Services Agreement that existed as of or prior to the Effective Date, including to the extent identified by a Pre-Transition Assessment with respect to any Service Recipient if such non-compliance continues to occur after the Commencement Date (either because Client would not or was not able to remedy or R1 cannot reasonably remedy) (such non-compliance, “Client Controlled Non-Compliance”). However, R1 shall be responsible for (i) performance of all of the Services and (ii) meeting its compliance obligations under the Services Agreement, in each case of (i) and (ii), except to the extent such performance or compliance is materially and adversely affected by any Client Controlled Non-Compliance. The Pre-Transition Assessment will be conducted subject to the terms of this Services Agreement, and the results of the Pre-Transition Assessment constitute Client’s Confidential Information.
.86
Audit Support. From time to time during the Term, Client may perform audits of its internal business operations unrelated to the Services (and, for clarity, excluding payer audits). In connection with such audits, R1 shall (i) provide any assistance reasonably requested by Client or a third-party auditor designated by Client (“Permitted Auditor”), (ii) make requested personnel, records, systems and information available to Client or a Permitted Auditor in response to an audit or request for information, (iii) make copies of any data or information that Client or a Permitted Auditor has the right to access (which Client and such Permitted Auditor shall be permitted to retain), and (iv) provide any reasonably requested assistance, personnel, records, systems and information in an expeditious manner to facilitate the timely completion of such audit. To the extent that R1 reasonably anticipates that any R1 personnel will be spending more than five percent (5%) (in any given calendar month) of his or her working time providing to Client any of the assistance set forth above for the types of audits described in this Section, the Parties will agree to appropriate fees to compensate R1 for such assistance.
.87
Questionnaire. Client requires its service providers to complete periodic (but not more than once per year) security and compliance questionnaires as a part of its ongoing vendor management protocols. R1 completed this questionnaire and provided it to Client on or prior to the Effective Date, and represents that the responses contained therein are complete and correct as of the date they were provided, and that R1 will comply with the controls described in the questionnaire on an ongoing basis during the Term.
XVIII
INDEMNIFICATION AND LIABILITY
.88
IP Indemnification.
(uuu)
R1 shall indemnify, defend and hold harmless Client and its Affiliates, directors, officers, employees, subcontractors, and assigns (collectively, the “Client Indemnitees”) from and against any third-party claim alleging, or resulting in, losses, liabilities, judgments, awards, penalties, fines, assessments, interest, statutory amounts, and costs (including reasonable legal fees and expenses) (“Damages”) to the extent arising out of or related to any claim that Client’s use or receipt of any Services, R1 Intellectual Property, or R1 Technology in compliance with this Services Agreement (“R1 Licensed IP”) infringes or misappropriates a third party’s patent, copyright, trademark, trade secret or other Intellectual Property Right in any jurisdiction in or from which Services are provided.
(vvv)
Client shall indemnify, defend and hold harmless R1 and its Affiliates, directors, officers, employees, subcontractors, and assigns (collectively, the “R1 Indemnitees”) from and against any third-party claim alleging, or resulting in, Damages to the extent arising out of or related to any claim that Client’s intellectual property licensed to R1 Indemnitees under and in accordance with this Services Agreement (“Client Licensed IP”) infringes or misappropriates a third party’s U.S. patent, copyright, trademark, trade secret or other Intellectual Property Right.
(www)
Notwithstanding the foregoing, with respect to the R1 Licensed IP and the Client Licensed IP (each referred to herein as “Licensed IP”), the applicable Party acting as indemnitor under Section 18.1(a) or Section 18.1(b) with respect thereto (each an “Indemnitor”) shall have no indemnification obligation under Section 18.1(a) or Section 18.1(b), to the applicable indemnitees thereunder (each an “Indemnitee”), for any Damages to the extent resulting from or arising out of: (i) the combination of Indemnitor’s Licensed IP by Indemnitee with any items not supplied by Indemnitor and with which the Indemnitor’s Licensed IP was not reasonably intended or anticipated to be combined; (ii) the modification of any Licensed IP by Indemnitee, or by Indemnitor in compliance with specific written design specifications or instructions provided by Indemnitee and required by Indemnitee to be followed by Indemnitor; (iii) the use of any Licensed IP by Indemnitee other than in accordance with the terms and conditions of this Services Agreement or any applicable third-party terms and conditions previously furnished to Indemnitee; or (iv) continued allegedly infringing activity by (or permitted or enabled by) Indemnitee more than forty-five (45) days after Indemnitee has been notified by Indemnitor of the possible infringement, in each case to the extent such infringement would not occur or exist but for the actions described in (i) – (iii).
(xxx)
If the Licensed IP furnished by an Indemnitor become or are likely to become the subject of an infringement claim, then, in addition to defending the claim and paying any Damages as required above, the Indemnitor shall, at its option and in its sole discretion, either (i) promptly replace or modify such materials, without loss of material functionality or performance, to make them non-infringing or (ii) promptly procure for the Indemnitee the right to continue using the materials pursuant to this Services Agreement. Any costs associated with implementing either of the above alternatives will be borne by the Indemnitor.
.89
Indemnification by R1. R1 shall indemnify, defend and hold harmless the Client Indemnitees from and against any third-party claim alleging, or resulting in, Damages to the extent arising out of or related to: (a) the grossly negligent acts or omissions or willful misconduct during the course of its performance of this Services Agreement by R1, its Affiliates, R1 Contractors, or their respective employees, agents, or subcontractors; (b) the breach of any representation and warranty provided herein by R1; (c) R1’s breach of its obligations under Article IX (Confidentiality), Article XIV (Security Program), Article XV (Business Associate Agreement), or Article XVI (Compliance and Audit Matters), (d) any violation of Applicable Law by R1, its Affiliates, R1 Contractors, or their respective employees, agents, or subcontractors, or (e) death, personal injury or property loss or damage resulting from acts or omissions by R1, its Affiliates, R1 Contractors, or their respective employees, agents, or subcontractors in performing the Services under this Agreement.
.90
Indemnification by Client. Client shall indemnify, defend and hold harmless the R1 Indemnitees from and against any third-party claim alleging, or resulting in, Damages to the extent arising out of or related to: (a) the grossly negligent acts or omissions or willful misconduct by Client, its Affiliates, employees or subcontractors in connection with this Agreement; (b) Client’s breach of any representation and warranty provided herein by Client in Section 3.8, 12.4, 16.1(b), or 23.1; (c) Client’s breach of its obligations under Article IX (Confidentiality), Article XIV (Security Program), Article XV (Business Associate Agreement), or Article XVI (Compliance and Audit Matters), (d) any violation of Applicable Law or payor contract requirements by Client, Affiliates, the Service Recipients, or their respective employees, agents, or subcontractors, or (e) death, personal injury or property loss or damage resulting from acts or omissions by Client, its Affiliates, the Service Recipients, or their respective employees, agents, or subcontractors.
.91
Indemnification Procedures. Promptly after receipt by any person or entity entitled to indemnification under this Services Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the Indemnitee will seek indemnification hereunder, the Indemnitee shall notify the Indemnitor of such claim. No delay or failure to so notify an Indemnitor shall relieve it of its obligations under this Services Agreement except to the extent that such Indemnitor has suffered actual, material prejudice by such delay or failure. Within fifteen (15) days following receipt of notice from the Indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the Indemnitor shall notify the Indemnitee that the Indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”). If the Indemnitor delivers a Notice of Election within the required notice period, the Indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (a) the Indemnitor shall keep the Indemnitee fully apprised at all times as to the status of the defense, and (b) the Indemnitor shall obtain the prior written approval of the Indemnitee before entering into any settlement of such claim imposing financial or non-financial obligations or restrictions on the Indemnitee or constituting an admission of guilt or wrongdoing by the Indemnitee or ceasing to defend against such claim. The Indemnitor shall not be liable for any legal fees or expenses incurred by the Indemnitee following the delivery of a Notice of Election; provided, however, that (i) the Indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the Indemnitor shall pay the fees and expenses associated with such counsel if there is a conflict of interest with respect to such claim which is not otherwise resolved or if the Indemnitor has requested the assistance of the Indemnitee in the defense of the claim, (in which case Indemnitee shall provide the Indemnitor, at the expense of the Indemnitor, with reasonable assistance in the defense of the claim) or the Indemnitor has failed to defend the claim diligently and the Indemnitee is prejudiced or likely to be prejudiced by such failure. The Indemnitor shall not be obligated to indemnify the Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any claim if (x) the Indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the Indemnitor, (y) the Indemnitee has not provided the Indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Election has not yet expired. If the Indemnitor does not deliver a Notice of Election relating to any claim for which it is obligated to indemnify the other party hereunder within the required notice period, the Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for all such reasonable costs and expenses incurred by the Indemnitee, including reasonable attorneys’ fees.
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Limitations of Liability.
(yyy)
Damages Cap. EXCEPT AS PROVIDED IN SECTION 18.5(d), NEITHER PARTY’S LIABILITY FOR DAMAGES HEREUNDER, REGARDLESS OF THE FORM OF ACTION, SHALL EXCEED, IN THE AGGREGATE, THE GREATER OF [***]. If, at the time of the initial claim made by a Party, [***] have not elapsed since the Effective Date, the amount in clause (ii) will not exceed [***]. If notice of the very first claim is provided after the expiration or termination of this Services Agreement, the amount in clause (ii) will not exceed an amount equal to [***]. For clarity, the limit on damages set forth in Section 18.5(a)(ii) is an aggregate limit but may vary depending on the Charges payable under this Services Agreement from time to time. If a Party is liable for damages on successive occasions during the Term, the limit based on Charges may vary on each occasion, since each will involve a different [***]. On each occasion, the limit is initially determined as the total Charges during the [***] then ended (based on the date the claim arose), but is then reduced by any damages for which the Party has been liable on previous occasions.
(zzz)
Damages Disclaimer. Neither Party will be liable (whether in contract, warranty, tort, product liability or other theory) to the other Party or any other person or entity for any indirect, incidental, special, consequential, punitive or exemplary damages arising out of this Services Agreement, even if such Party has been made aware of the possibility of such damages.
(aaaa)
Super Cap for Certain Claims. AS AN EXCEPTION TO THE GENERAL DAMAGES CAP SET FORTH IN SECTION 18.5(a) AND DISCLAIMER SET FORTH IN SECTION 18.5(b), NEITHER PARTY’S LIABILITY FOR DAMAGES HEREUNDER, REGARDLESS OF THE TYPE OF DAMAGE OR FORM OF ACTION, ARISING FROM A PARTY’S BREACH OF ARTICLE XIV (SECURITY PROGRAM), ARTICLE XV (BUSINESS ASSOCIATE AGREEMENT), OR ARTICLE XVII (COMPLIANCE AND AUDIT MATTERS) SHALL EXCEED, IN THE AGGREGATE, [***].
(bbbb)
Exclusions. THE CAPS AND DISCLAIMERS ON LIABILITY SET FORTH IN SECTIONS 18.5(a), 18.5(b) AND 18.5(c), RESPECTIVELY, DO NOT APPLY TO: (I) CLIENT’S OBLIGATION TO PAY UNDISPUTED CHARGES UNDER THIS SERVICES AGREEMENT, (II) DAMAGES ARISING FROM FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT, (III) MISAPPROPRIATION OR VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (IV) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS (INCLUDING OBLIGATIONS TO PAY ASSOCIATED DAMAGES), (V) EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE IX (CONFIDENTIALITY), (VI) EITHER PARTY’S VIOLATION OF APPLICABLE LAW, AND (VII) DAMAGES RESULTING FROM PERSONAL INJURY, DEATH, OR DAMAGE TO PROPERTY.
(cccc)
THIS SECTION 18.5 STATES THE ENTIRE LIABILITY OWED TO EACH PARTY FOR ANY AND ALL DAMAGES ARISING UNDER OR RELATING TO THIS SERVICES AGREEMENT (INCLUDING INDEMNITY CLAIMS UNDER SECTIONS 18.1-18.3) AND ANY OTHER CLAIMS ARISING UNDER ANY OTHER AGREEMENTS OR DOCUMENTS ATTACHED HERETO (OR INCORPORATED HEREIN OR THEREIN BY REFERENCE) FROM WHATEVER SOURCE. THE FOREGOING LIMITATION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK BETWEEN THE PARTIES AS REFLECTED IN THE PRICING HEREUNDER AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.
XIX
INSURANCE
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R1 Insurance Requirements. R1 will obtain and continuously maintain the following insurance coverages throughout the Term and for three (3) years thereafter:
(dddd)
Workmen’s Compensation – [***].
(eeee)
Comprehensive General Liability Insurance – [***] per occurrence and [***] in the aggregate.
(ffff)
Comprehensive Auto Liability Insurance – [***] per occurrence.
(gggg)
Umbrella excess liability coverage above the commercial general liability and comprehensive automobile liability described above in all amount not less than [***] per occurrence/accident.
(hhhh)
Crime Insurance – R1 is responsible for loss to owner and third-party property/assets and shall maintain comprehensive crime insurance coverage for the dishonest acts of its employees in a minimum amount of [***]. Client is to be named loss payee with respect to the comprehensive crime insurance coverage.

(iiii)
Errors and Omissions Liability – R1 shall provide liability limits of at least [***]per claim and [***]in the aggregate. Coverage shall address all professional services provided by R1 to Client under this Services Agreement. The retroactive insurance date of such insurance shall be no later than the Effective Date of this Services Agreement.
(vi)
Network Security and Privacy with Breach Response Services – third-party liability: [***] per event and in the aggregate.
(vii)
Coverage shall be maintained for the period of time during which R1 (and any of its subcontractor(s)) maintains, possesses, stores, or has access to Client Data, and for a period of three (3) years following the termination or expiration of this Agreement, or the cessation of Services provided by R1 to the Company, whichever is longer. Tail or ERP (extended reporting period) coverage for a minimum of three (3) years must be purchased if non-renewed or cancelled.
(jjjj)
R1 shall obtain and maintain the insurance policies referred to in Section 19.1 for the following periods:
(viii)
for the Term, in the case of insurance policies that are on an “occurrence” basis (that is, policies that cover any liability arising during the term of the policy); and
(ix)
for the Term and three years thereafter, in the case of insurance policies that are on a “claims made” basis (that is, policies that cover claims made during the term of the policy).
(kkkk)
R1 shall not begin performing the Services until it has obtained all the insurance coverage required under Section 19.1 and furnished satisfactory certificates of insurance to Client. No later than [***] days prior to the expiration dates shown on such certificates of insurance, R1 shall provide certificates to Client evidencing that the insurance required by this Services Agreement will remain in effect after the expiration dates listed in the initial certificates. On an annual basis, R1 shall also furnish to Client certificates of insurance or other appropriate documentation naming Client as an additional insured on the commercial general liability and umbrella policies for liabilities assumed in this Agreement. Neither R1 nor the carrier may cancel or materially alter the coverage without Client’s prior written consent. Any such cancellation or material alteration will not relieve R1 of its continuing obligation to maintain insurance coverage in accordance with this Section.
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Client Insurance Requirements. Client will obtain and continuously maintain the following insurance coverages throughout the Term:
(llll)
Workers’ Compensation – statutory limits in each state as applicable to the Professionals or Client’s licensed personnel who are members, employees or independent contractors providing services on behalf of Client.
(mmmm)
Comprehensive General Liability Insurance – [***] per occurrence and [***] in the annual aggregate, covering Client’s property, the activities of the Professionals, and all other individuals performing services on behalf of Client.
(nnnn)
Comprehensive Auto Liability Insurance – [***] per occurrence.
(oooo)
Umbrella excess liability coverage above the Comprehensive General Liability Insurance and Comprehensive Auto Liability Insurance described above in an amount not less than [***] per occurrence/accident.
(pppp)
Professional Liability Insurance – [***] per occurrence and [***] in the annual aggregate, covering Client, the Professionals and all other individuals performing services on behalf of Client.
(qqqq)
Network Security and Privacy with Breach Response Services – third-party liability: [***] per event and in the aggregate.

XX
TERM AND TERMINATION
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Term. The term of this Services Agreement shall commence on the Effective Date and will continue for five (5) years thereafter (the “Initial Term”), and shall automatically renew for a period of two (2) years, unless Client provides six (6) months’ prior written notice of non-renewal (the “Renewal Term”) (subject to any early termination or extension in accordance herewith, the Initial Term and any Renewal Term, the “Term”).
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Terms of Work Orders. The term for each Work Order shall begin on the effective date set forth in such Work Order and continue for the rest of the Term, unless such Work Order sets forth an earlier expiration date or is earlier terminated in accordance with its terms.
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Termination for Cause. If a Party commits a material breach of this Services Agreement (which for purposes of this Section 20.3 shall not include any failure to meet or exceed a Service Level), which is not cured within [***] days from the breaching Party’s receipt of a written notice of the breach, then the non-breaching Party may, by giving notice to the breaching Party terminate this Services Agreement in whole or in part. The notice of breach must identify the obligations or provisions that are breached and must generally describe what Client believes is necessary for the breaching Party to cure the breach (if the breach is curable). For purposes of this provision, a material breach also means individual lesser breaches that collectively have the same impact as a single material breach.
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Termination for Exclusion from Federal Health Care Program; Changes in Law.
(rrrr)
Exclusion from Federal Health Care Program. A Party shall have the right to immediately terminate, upon written notice to the other Party, this Services Agreement if the other Party is excluded from a Federal Health Care Program, subject to Section 20.10.
(ssss)
Changes in Law. Upon expiration of the Workaround Period (during which no reasonable workaround has been agreed to in accordance with Section 20.4(d)), a Party, upon thirty (30) days’ prior written notice to the other Party, may terminate the applicable portion of the Services if there is a change in an Applicable Law but only to the extent that, as a result of such change: (i) it would be unlawful for the terminating Party to continue to perform or receive such applicable portion of the Services; or (ii) the continued performance or receipt by the terminating Party of such applicable portion of the Services would have a Material Adverse Effect on such Party’s business, taken as a whole.
(tttt)
Compliance Issue. Upon expiration of the Workaround Period (during which no reasonable workaround has been agreed to in accordance with Section 20.4(d)), Client, upon thirty (30) days’ prior written notice to R1, may terminate this Services Agreement in whole or in part if, in Client’s reasonable judgment, Client’s relationship with R1 or any R1 Contractor is reasonably likely to subject Client (or any Service Recipient) to (i) disciplinary action by a Governmental Authority, or (ii) cause Client (or any Service Recipient) to lose or become unable to obtain or reinstate any federal, state or foreign registration, license or approval that is material to Client’s (or any Service Recipient’s) business.
(uuuu)
Reasonable Workarounds. Prior to either Party exercising any termination right in (b) or (c) above, unless a Party is prohibited from doing so by an Adverse Judgment the Parties shall cooperate in good faith, through the Joint Review Board and more senior executives as required, for at least sixty (60) days to agree upon and implement a reasonable workaround that would cure the actual or potential compliance concern or violation of Applicable Law (either Party may extend that period by up to an additional sixty (60) days).

The process set forth in Section 20.4(d) is collectively referred to as the “Workaround Period”. Nothing in this Section 20.4 will negate, limit, or affect any right of termination under any other Section of this Services Agreement.

(vvvv)
Termination of a Portion of the Services. In the event of a termination of a portion of the Services pursuant to this Section 20.4, the termination shall be applied to the Service Recipients that were previously receiving such Services and an equitable reduction will be made to the Charges and other fees to take into account the reduced scope of the Services being performed by R1 pursuant to Exhibit 11.1-A. If the Parties cannot agree on the reduction, then the matter will be decided under Article XXI.
.99
Termination for Insolvency. If any Party (the “Insolvent Party”) (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (c) passes a resolution for its voluntary liquidation, (d) has a receiver or manager appointed over all or substantially all of its assets, or (e) makes an assignment for the benefit of all or substantially all of its creditors, then the other Party may terminate this Services Agreement upon prior written notice to the Insolvent Party; provided, however, that (x) any Insolvent Party subject to an involuntary proceeding will have a reasonable amount of time (and in no event less than sixty (60) days) to have such proceeding dismissed or stayed prior to the other Party having the right to terminate this Services Agreement pursuant to this Section 20.5, (y) R1 will not have the right to terminate this Services Agreement under this Section 20.5 so long as Client pays for the Services to be received hereunder in advance on a month-to-month basis, and (z) Client will not have the right to terminate this Services Agreement under this Section 20.5 so long as R1 continues to provide the Services in accordance with this Services Agreement.
.100
Termination for [***]. If there is a [***], Client may [***].
.101
Termination for [***]. If there is a [***], Client may, [***].
.102
Service Level Termination Event. If a Service Level Termination Event occurs, Client may terminate this Services Agreement by written notice to R1 effective as of the date specified in such notice; provided, however, that (a) the effective date of termination specified in such notice cannot be more than [***] days after the Service Level Termination Event occurs, (b) such notice must be given within [***] days after the Service Level Termination Event occurs, and (c) if such termination is effective during the Initial Term, Client [***]. Service Level Termination Event is defined in Exhibit 3.5. [***].
.103
Termination Related to BAA. Client may terminate this Services Agreement as provided in the BAA.
.104
Termination Assistance.
(wwww)
Upon termination or expiration of this Services Agreement (whether in whole or in part), R1 shall provide to Client, or at Client’s request, to any successor vendor, the reasonable termination assistance requested by Client to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Client or any successor vendor (“Termination Assistance”). The Termination Assistance term shall commence upon expiration or termination for a period of [***]. If this Agreement is terminated by R1 for non-payment by Client under Section 20.3 hereof, R1 shall only be required to provide Termination Assistance if Client pays all amounts due and owing and prepays any undisputed fees for outstanding Services and estimated Termination Assistance fees (as reasonably estimated by R1). R1 shall perform Termination Assistance using its then existing resources dedicated to providing Services under this Agreement at the then-current Charges for such Services. In connection with the provision of Termination Assistance, to the extent that resources additional to those then dedicated to providing the applicable terminated Service are needed or there is no charging methodology agreed by the Parties with respect to any portion of the Termination Assistance, R1 shall provide such resources on a time and materials basis at mutually agreed rates determined at such time.
(xxxx)
R1 shall, within [***] of the Commencement Date, provide to Client for its review an initial draft plan for R1’s provision of Termination Assistance (a “Disengagement Plan”). R1 shall, based on the information and data available to R1 at such time, make good faith efforts to ensure that the Disengagement Plan (i) specifies Key Personnel or other resources that will be used to perform the Termination Assistance; (ii) provides an estimate of incremental Charges for any additional resources required to provide the Termination Assistance; (iii) specifies substantially all things necessary to perform the Termination Assistance as efficiently as possible; and (iv) sets out a timetable and process for Termination Assistance services that will enable R1 to complete disengagement within the Termination Assistance term. R1 shall review and potentially update the Disengagement Plan no more than once every [***] during the Term to take into account changes to the Services and share any such updates with Client. To the extent Client has any concerns regarding such updates, R1 shall discuss such concerns with Client in good faith.

(yyyy)
The quality and level of performance of the Services continued during the Termination Assistance term will not be degraded as compared to the quality and level of performance of such Services before the Termination Assistance term. After the expiration of the Termination Assistance term, R1 shall (i) answer questions from Client regarding the terminated, insourced or resourced Services on an “as needed” basis at R1’s then-standard billing rates and (ii) deliver to Client any remaining Client-owned reports and documentation relating to the terminated, insourced or resourced Services still in R1’s possession.
.105
[***].
XXI
DISPUTE RESOLUTION
.106
Compliance with Rights of Cure and Dispute Resolution. Client and R1 each agrees that in the event of any breach of this Services Agreement, the Parties must follow and comply with the applicable provisions of this Services Agreement relating to the rights of cure, dispute resolution and termination for cause which are set forth in this Article XXI and Article XX above.
.107
Referral of Dispute to Executive Sponsors. Except as otherwise specifically provided herein, any dispute arising under this Services Agreement shall first be referred to the Client Executive Sponsor and the R1 Executive Sponsor.
.108
Referral of Dispute to Joint Review Board. Any dispute which is not resolved through a good faith dialogue by the Client Executive Sponsor and the R1 Executive Sponsor within two weeks (or such longer period as may be agreed upon by the Parties or, with respect to payment disputes, the period set forth in Section 11.7) may be referred, by either Party, to or Joint Review Board for resolution, depending on the nature of the dispute and the responsibilities of each body. In the event that a dispute is not resolved through a good faith dialogue by the Joint Review Board within two additional weeks (or such longer period as may be agreed upon by the Parties), then the dispute will be resolved in accordance with the following Section 21.4.
.109
Arbitration. Any dispute which is not resolved by agreement of the Parties as provided in Sections 21.2 and 21.3 shall, except as otherwise provided in this Services Agreement, be finally settled by arbitration, conducted on a confidential basis, under the Federal Arbitration Act, if applicable, and the then-current Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (the “Association”) strictly in accordance with the terms of this Services Agreement and the laws of the State of Florida, excluding its principles of conflicts of laws.
(zzzz)
All arbitration hearings shall be held in Fort Lauderdale, Florida. The arbitration decision shall be made as follows: (i) for disputes involving claims for Five Hundred Thousand Dollars ($500,000) or less, by one (1) arbitrator who will be selected by mutual agreement of the Parties or, if they cannot agree, then by the Association in accordance with its applicable rules and procedures; or (ii) for disputes involving claims for more than Five Hundred Thousand Dollars ($500,000), by a panel of three (3) arbitrators, with each Party selecting one arbitrator and the two arbitrators so selected then selecting the third arbitrator, who shall act as presiding arbitrator. If the Party-selected arbitrators are unable to agree upon the third arbitrator, if either Party fails to select an arbitrator, or in the case that only one arbitrator is required and the Parties are unable to agree, then the Association shall select the arbitrator in accordance with its applicable rules and procedures. The arbitrator shall be a licensed practicing attorney, shall have no conflicts, shall be knowledgeable in the subject matter of the dispute, and shall have experience and education which qualify him or her to competently address the specific issues to be designated for arbitration. Each Party shall bear its own costs of the arbitration and one-half of the arbitrator’s costs and the costs of the Association. The arbitrator shall apply Florida substantive law to the proceeding. The arbitrator shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Florida law, subject to the limitations set forth in this Services Agreement; provided, however, the arbitrator shall not have the power to amend this Services Agreement, award damages that are disclaimed or in excess of any applicable limits or disclaimers contained in the Services Agreement. The arbitrator shall prepare in writing and provide to the Parties any award, including factual findings and the reasons on which the decision is based. The arbitrator shall not have the power to commit errors of law, and the award may be vacated or corrected for any such error.

(aaaaa)
Any award shall be paid within thirty (30) days of the issuance of the arbitrator’s decision. If any award is not paid within thirty (30) days, any Party may seek entry of a judgment in state or federal courts of a competent jurisdiction in the amount of the award.
(bbbbb)
Neither Party shall be excluded from seeking provisional or equitable remedies in the courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary and permanent injunctions, but such remedies shall not be sought as a means to avoid or stay arbitration. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY. ANY LITIGATION BETWEEN THE PARTIES WILL BE CONDUCTED EXCLUSIVELY IN A STATE OR FEDERAL COURT IN THE STATE OF FLORIDA AND ITS COURTS OF APPEAL, BUT THIS DOES NOT EXCUSE ANY PARTY FROM AN OBLIGATION UNDER THIS SERVICES AGREEMENT TO ARBITRATE. THE PARTIES AGREE AND SUBMIT TO SUCH JURISDICTION AND VENUE. THE REQUIREMENT OF ARBITRATION SET FORTH IN THIS SECTION SHALL NOT APPLY IN THE EVENT THAT THERE IS THIRD-PARTY JOINDER BY EITHER PARTY OR A THIRD PARTY INSTITUTES AN ACTION AGAINST ANY PARTY TO THIS SERVICES AGREEMENT, AND SUCH THIRD PARTY IS NOT AMENABLE TO JOINDER IN THE ARBITRATION PROCEEDINGS CONTEMPLATED BY THIS SECTION.
XXII
CONTINUED PROVISION OF SERVICES
.110
Disaster Recovery. R1 shall maintain industry-standard disaster recovery and business continuity plans for R1 staff who work from home and in respect of each service location that, at a minimum, meet the requirements of Exhibit 22.1 (R1’s plan meeting those minimum requirements, the “DR Plan”). R1 shall test its DR Plan at least annually and certify the results of such testing to Client. In addition, R1 shall update its DR Plan no less than annually and upon the occurrence of a significant change in business processes or workflows, service locations, R1 staff or any other change that would impact the effectiveness of the DR Plan. Upon a disaster (as defined in the DR Plan), R1 shall promptly undertake all applicable actions and precautions under the DR Plan, and diligently pursue them as necessary to avoid or, if unavoidable, minimize any interruption of Services.
.111
Force Majeure. Each Party will be excused from performance under this Services Agreement for any period and to the extent that it is prevented from or delayed in performing any obligation pursuant to this Services Agreement in whole, or in part, as a result of a Force Majeure Event (as defined below). [***]. If either Party is prevented from, or delayed in performing any of its obligations under this Services Agreement by a Force Majeure Event, it shall promptly notify the other Party of the occurrence of such Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and the obligations which it will be delayed or prevented from performing as a result of the Force Majeure Event. “Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of a Party, including, but not limited to, acts of God, pandemic, terrorism, acts of war, riots, strikes, or any change in state or federal statutes which would preclude a Party from performing its obligations under this Services Agreement; provided, however, that (a) the non-performing Party is without fault in causing or failing to prevent such occurrence and (b) such occurrence cannot be circumvented by commercially reasonable precautions. The excused Party must exercise its diligent and continuous efforts to overcome the Force Majeure Event and resume performance. For the avoidance of doubt, COVID-19 is not a Force Majeure Event, and any impact on performance of the Services as a result of COVID-19 will not be excused by, or covered under, this Section 22.2.
.112
[***]. If any Force Majeure Event or disaster delays performance of the Services for more than [***], then the Parties will meet and discuss the most expeditious and commercially reasonable manner to re-commence performance of the Services that are affected by the failure, hindrance or delay, the Force Majeure Event and any other services that may necessarily be required to provide such Services (each such Service or portion thereof, a “Deficient Service”). If, after discussing such possible resolutions in good faith, Client determines that [***].
.113
Allocation of Resources. Whenever a Force Majeure Event or a disaster causes R1 to allocate limited resources among R1’s customers, R1 shall not give other comparable customers priority over Client or redeploy or reassign any Key Personnel (except as permitted under this Services Agreement) to another R1 customer.
.114
Continued Performance. Each Party agrees to continue performing its obligations under this Services Agreement, including payment of Charges, while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Services Agreement plus any extension attributable to Termination Assistance under Section 20.10. If there is a breach of this obligation, Client will be entitled to seek and obtain injunctive relief, without posting bond or proving damages.
XXIII
GENERAL TERMS OF AGREEMENT
.115
Authority. Each Party represents and warrants that it has the authority to enter into this Services Agreement, to perform all obligations hereunder, and to be bound by its terms, and that it has been executed by all necessary and authorized individuals.
.116
Survival. The terms of Articles I, IX, XI (to the extent Charges remain due and owing), XV, XVII, XVIII, XIX, and XXIII and Sections 12.1, 13.1, 13.2, 13.3, 16.4, 20.10, 20.11, and 21.4 of this Services Agreement shall survive the expiration or termination of this Services Agreement. Any other provisions that expressly or by their nature should survive expiration or other termination will also survive to the extent applicable; provided, however, that no such survival will require a continuation of Services (or payment for such Services) after expiration or termination except for Termination Assistance during the extended Term as provided in Section 20.10. Termination of this Services Agreement will not excuse any fees, payments or credits that accrue or become due prior to termination or any payments for Termination Assistance under Section 20.10.
.117
Non-Solicitation. As a result of, and in connection with, their respective activities under this Services Agreement, R1 and Client will become familiar with the employees of one another. Except as provided in Section 20.11, during the Term [***], and to the full extent permitted by Applicable Law, each Party agrees not to directly or indirectly solicit or recruit or attempt to solicit or recruit any employee or former employee of the other Party who has provided services under this Services Agreement [***] prior to the solicitation, without the express written consent of such Party; provided, however, that such consent is deemed given for Designated Employees to be transitioned to R1 pursuant to Exhibit 10.1. This prohibition against solicitation is not breached by a Party by its advertisements (e.g., “help wanted ads”) or other solicitations that are of a general nature (e.g., in newspapers or other publications or on the Internet) that are not specifically targeted to the employees of the other Party.
.118
Record Retention. In addition to R1’s obligations in this Services Agreement, the Parties will each retain standard records and supporting documentation as required by applicable tax authorities and statutory legal requirements and will make those records available to one another upon reasonable request if and as required by Applicable Law.
.119
Taxes. All service charges, fees, expenses, and other amounts due under this Services Agreement are exclusive of all taxes. Other than net income taxes imposed on R1, Client shall be responsible for all sales, use, withholding, and value added taxes incurred or assessed in connection with the Services, and R1 shall invoice Client for those taxes for all taxing jurisdictions where R1 is permitted or required by law to collect such taxes. If the Services are exempt from any otherwise applicable sales and use tax as a result of such tax-exempt status, Client will provide R1 with any applicable exemption certificates.
(ccccc)
R1 is responsible for any sales tax, use tax, service tax, value added tax, transfer tax, excise tax, tariff, duty or any other similar tax imposed on R1 with respect to any labor, equipment, materials, goods or services acquired, used or consumed by R1 in providing the Services.
(ddddd)
Neither Party is responsible for any franchise, privilege, income, gross receipts or business activity taxes based on the other Party’s gross or net income, net worth or business activities. Neither Party is responsible for any real or personal property taxes assessed on tangible or intangible property owned or leased by the other Party.
(eeeee)
Client and R1 shall cooperate to segregate the Charges into the following separate payment streams: (i) those for taxable Services; and (ii) those for nontaxable Services. In addition, each Party shall cooperate as reasonably requested by the other Party to more accurately determine the requesting Party’s tax liability and to minimize such liability, to the extent legally permissible. Each Party shall provide and make available to the other

Party any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by the other Party.
.120
Assignment. This Services Agreement may not be assigned by either Party without the prior written consent of the other Party which may not be unreasonably withheld; provided, however, that this Services Agreement may be assigned by either Party, with notice (as soon as reasonably practicable) but without the consent of the other Party, (i) in connection with the sale of substantially all of its assets, or (ii) by operation of law in connection with a merger or reorganization (including a sale of all or a majority of its equity securities) that includes transfers of all or substantially all of its assets. Any assignee of this Services Agreement must confirm in writing to the non-assigning Party that the assignee has assumed all of the assigning Party’s duties and obligations under this Services Agreement.
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Relationship of Parties. In connection with this Services Agreement, each Party is an independent contractor. Except as expressly provided in this Services Agreement, R1 does not undertake, hereunder or otherwise, to perform any obligation of Client, whether legal, regulatory, or contractual, or to assume any responsibility for Client’s business or operations. This Services Agreement establishes and shall only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and shall not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer, but this does not excuse R1 from its obligations to provide Services in accordance with this Services Agreement.
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Notice. Notices to R1 and Client required by this Services Agreement shall be sent via Certified First-Class Mail, or overnight delivery, to the following respective addresses, and shall be deemed received by the Receiving Party three (3) business days after being mailed Certified First-Class, or one (1) day after being sent by overnight delivery:

R1 RCM Inc. Attention: Joseph Flanagan, President and CEO 401 N. Michigan, Suite 630 Chicago, Illinois 60611	Mednax Services, Inc. Attention: General Counsel 1301 Concord Terrace Sunrise, FL 33323
With a copy to: R1 RCM Inc. Attention: General Counsel 401 N. Michigan, Suite 630 Chicago, Illinois 60611	With a copy to: Attention: COO, Revenue Cycle Management 1301 Concord Terrace Sunrise, FL 33323
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Severability. If any provision of this Services Agreement is declared invalid, unenforceable, or void by the arbitrator(s) or a court of competent jurisdiction, such decision shall not have the effect of invalidating or voiding the remainder of this Services Agreement. Rather, it is the intent of the Parties that in such an event this Services Agreement will be deemed amended by modifying such provision to render it valid and enforceable while preserving the original intent of the Parties. If that is not possible, the Parties shall agree on a substitute provision which is legal and enforceable, and which achieves the same objective as the original provision to the extent possible.
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No Third-Party Beneficiaries. Nothing in this Services Agreement is intended or shall be construed to confer upon any person (other than the Parties hereto and the indemnified parties specifically identified herein) any rights, benefits or remedies of any kind or character whatsoever, and no person or entity shall be deemed a third-party beneficiary under or by reason of this Services Agreement.
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Amendment. Except as explicitly provided for herein or in an Exhibit hereto, this Services Agreement may only be amended or modified by execution of a written amendment or modification signed by both Parties.

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Good Faith and Cooperation. The Parties agree to cooperate in good faith regarding the fulfillment of their respective responsibilities under this Services Agreement recognizing that their mutual cooperation and good faith are essential to the success of their relationship and the achievement of the business objectives that are basis of this Services Agreement.
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Public Disclosure. In connection with the execution of this Services Agreement, the Parties may elect to work together in good faith to publish a press release for public dissemination contemporaneously with such execution relate to the collaboration of the Parties pursuant to this Services Agreement. Whether a press release is issued, and the content, timing and communication channels of same, must be mutually agreed prior to its release by either Party. Otherwise, R1 shall not use the name or marks of Client or any Service Recipient, or use language from which the connection of such name or mark is apparent, without Client’s prior consent.
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Waiver. A delay or omission by either Party to exercise any right or power under this Services Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other Party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant specified herein.
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Entire Agreement. This Services Agreement, including the Exhibits and accompanying schedules attached hereto, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter. There are no representations, understandings or agreements related to this Services Agreement which are not fully expressed in this Services Agreement or the Exhibits and schedules. This Section does not negate, limit, or apply to the BAA or any other agreement executed by the Parties in accordance with the terms of this Services Agreement.
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Governing Law. This Services Agreement will be governed by and construed in accordance with the laws of the State of Florida.
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Cumulative Remedies. Unless expressly otherwise set forth herein, no right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy is cumulative and in addition to any other right or remedy under this Services Agreement, or under Applicable Law, whether now or hereafter existing.
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Counterparts and Execution. This Services Agreement may be executed in counterparts, each of which shall be deemed to be an original, which together shall constitute a binding agreement. Each person signing below represents that she or he has the authority to sign this Services Agreement for and on behalf of the Party for whom she or he is signing.
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Construction. This Services Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Party who drafted the various provisions of the same. Further, each Party has been represented by legal counsel in connection with the drafting and negotiation of this Services Agreement and the other agreements referred to herein. Consequently, each Party acknowledges and agrees that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Services Agreement or such other documents and instruments. The terms defined in this Services Agreement include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Services Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision. Article, Section, Subsection and Attachment references refer to articles, sections and subsections of, and attachments to, this Services Agreement, unless specified otherwise. The words “include” and “including” shall mean “including but not limited to” so as to introduce a non-exclusive set of examples and shall not be construed as terms of limitation. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and “business days” refers to days Monday through Friday, excluding Federal holidays. References to an event occurring within a specified period of time “of” an event means such period of time after the event. Whenever the singular form is used in this Services Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Use of the word “or” shall not be deemed exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa. References to any Party include the successors and permitted assigns of that Party.
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Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Services Agreement or any provision hereof.

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Agreed to and Accepted by:

R1 RCM Inc. By: /s/ Vijay Kotte Name: Vijay Kotte Its: Chief Solutions Officer	Mednax Services, Inc. By: /s/ C. Marc Richards Name: C. Marc Richards Its: Chief Financial Officer